Exhibit 2.1A

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

dated as of

August 1, 2014

by and among

Pyramid Oil Company,

PYRAMID DELAWARE MERGER SUBSIDIARY, INC.,

PYRAMID MERGER SUBSIDIARY, INC.,

and

YUMA ENERGY, INC.

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Exhibits:

Exhibit A	Company Voting Agreement
Exhibit B	Pyramid Voting Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Restated Articles of Incorporation of Pyramid
Exhibit E	Officers and Directors of Pyramid

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Subject Matters of Disclosure Schedules to the

Amended and Restated Agreement and Plan of Merger and Reorganization

The following is a list of the subject matters addressed in the disclosure schedules delivered by Yuma Energy, Inc. to Pyramid Oil Company and the disclosure schedules delivered by Pyramid Oil Company to Yuma Energy, Inc. Pursuant to Item 601(b)(2) of Regulation S-K, Pyramid Oil Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Amended and Restated Agreement and Plan of Merger and Reorganization to the SEC upon request.

List of Subject Matters in Pyramid Oil Company Disclosure Schedule

5.02	Capitalization
5.03	Non-Contravention; Authorization
5.06	Violation of Law
5.07	Material Contracts
5.10	Litigation; Government Investigations
5.11	Taxes
5.12	Employee Benefit Plans; ERISA; Employment Agreements
5.14	Liabilities
5.17	Environmental Matters
5.18	Insurance
5.22	Title to Assets
7.02	Conduct of Business by Pyramid Pending the Merger
9.02(f)	Consents, Approval and Waivers

List of Subject Matters in Yuma Energy, Inc. Disclosure Schedule

6.01(b)	Company and Subsidiaries
6.02(a)	Capitalization
6.02(b)	Company Stock Plans and Holders of Company Restricted Stock Awards and Restricted Stock Units
6.02(c)	Pending Awards
6.03(c)	Authority; Non-Contravention; Approvals
6.04(c)	Accounting Controls
6.06	Absence of Certain Changes or Events
6.07	Litigation
6.09	No Violation of Law
6.10	Company Material Contracts
6.11(a)	Taxes
6.11(l)	Hedging Transactions Not Accounted For Under SFAS 133
6.12(a)	Company Employee Plans
6.12(f)	Accelerated Benefits
6.12(g)	Exceptions to All Company Employees Terminable At-Will
6.12(h)	Company Employment, Consulting, Termination and Severance Agreements
6.13	Environmental Matters
6.14(a)	Owned Properties and Leased Properties
6.14(b)	Title to Assets
6.16	Company Insurance Policies
9.03(e)	Company Consents, Approvals and Waivers to be Obtained Prior to the Merger Effective Time

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AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) entered into as of August 1, 2014, by and among YUMA ENERGY, INC., a Delaware corporation (the “Company”), PYRAMID OIL COMPANY, a California corporation (“Pyramid”), PYRAMID DELAWARE MERGER SUBSIDIARY, INC., a Delaware corporation and wholly-owned subsidiary of Pyramid (“Delaware Merger Subsidiary”), and PYRAMID MERGER SUBSIDIARY, INC., a Delaware corporation and wholly-owned subsidiary of Pyramid (“Merger Subsidiary”).

WHEREAS, the Company, Pyramid, Delaware Merger Subsidiary and Merger Subsidiary have entered into that certain Agreement and Plan of Merger and Reorganization as of February 6, 2014 (the “February 6, 2014 Agreement”); and

WHEREAS, the reincorporation contemplated by the February 6, 2014 Agreement will be abandoned; and

WHEREAS, Delaware Merger Subsidiary will no longer be necessary to effectuate the proposed reincorporation and will therefore be deleted as a party to this Agreement; and

WHEREAS, the parties wish to amend and restate the February 6, 2014 Agreement in its entirety; and

WHEREAS, the respective Boards of Directors of the Company, Pyramid and Merger Subsidiary have determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of their respective stockholders, and have approved the Merger (as defined below) and this Agreement, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company, Pyramid and Merger Subsidiary intend to effect a merger of Merger Subsidiary with and into the Company (the “Merger”), upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Subsidiary will cease to exist, and the Company will continue as a wholly owned subsidiary of Pyramid; and

WHEREAS, in connection with the Merger, the parties desire to make certain representations, warranties, covenants and agreements and prescribe certain conditions to the Merger, as provided herein; and

WHEREAS, as a material inducement to Pyramid and Merger Subsidiary to enter into this Agreement, certain stockholders of the Company shall have concurrently herewith entered into a voting agreement (the “Company Voting Agreement”) in substantially the form attached hereto as Exhibit A, pursuant to which, among other things, such stockholders shall have agreed to vote the shares of Company Common Stock (as defined below) beneficially owned by them in favor of the approval and adoption of this Agreement, the approval of the Merger and the approval of the transactions contemplated hereby; and

WHEREAS, as a material inducement to the Company to enter into this Agreement, a major shareholder of Pyramid shall have concurrently herewith entered into a voting agreement (the “Pyramid Voting Agreement”) in substantially the form attached hereto as Exhibit B, pursuant to which, among other things, such shareholder shall have agreed to vote the shares of common stock, no par value per share, of Pyramid (the “Pyramid Common Stock”), beneficially owned by him in favor of the approval and adoption of this Agreement, the approval of the Merger and the approval of the transactions contemplated hereby; and

WHEREAS, the parties intend that (a) all references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to the original execution date of the February 6, 2014 Agreement, and (b) the date on which the representations, warranties and covenants made by any party to this Agreement shall not change as a result of the execution of this Agreement and shall be made as of such dates as they were in the February 6, 2014 Agreement, in each of cases (a) and (b), except as otherwise expressly indicated in this Agreement.

WHEREAS, for U.S. federal income Tax (as such term is defined in Section 5.11(m)) purposes, the parties intend that (a) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), (b) this Agreement will constitute a plan of reorganization within the meaning of U.S. Treasury Regulation Section 1.368-2(g), and (c) Pyramid, Merger Subsidiary and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

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NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

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ARTICLE II

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ARTICLE III

THE MERGER

SECTION 3.01         The Merger. Upon the terms and subject to the conditions of this Agreement, at the Merger Effective Time (as defined in Section 3.02), Merger Subsidiary shall be merged with and into the Company in accordance with the DGCL. Upon the Merger, the separate corporate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall continue its existence under the DGCL.

SECTION 3.02         Effective Time of the Merger. Unless this Agreement is earlier terminated pursuant to the terms hereof, the Merger shall become effective as promptly as practicable following the filing with the Secretary of State of the State of Delaware (the “Secretary of State”) of a certificate of merger in accordance with the requirements of the DGCL and the form of which is attached hereto as Exhibit C (the “Certificate of Merger”), in accordance with Section 3.08 hereof. When used in this Agreement, the term “Merger Effective Time” means the date and time at which the Certificate of Merger is accepted by the Secretary of State for filing, or such later time as shall be set forth in the Certificate of Merger.

SECTION 3.03         Effects of the Merger. The Merger shall have the effects provided for in this Agreement and in Section 259 of the DGCL. Without limiting the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of Merger Subsidiary shall vest in the Company and all the obligations, duties, debts and liabilities of Merger Subsidiary shall be the obligations, duties, debts and liabilities of the Company.

SECTION 3.04         Conversion of Shares. At the Merger Effective Time and subject to the other provisions of this Article III, by virtue of the Merger and without any action on the part of the parties or the holders of any of the following securities:

(a)          each issued and outstanding share of capital stock of Merger Subsidiary shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.01 per share;

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(b)          each issued and outstanding share of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”), owned by any subsidiary of the Company, Pyramid or Merger Subsidiary and shares of Company Common Stock held by the Company as treasury stock (all such shares, the “Excluded Shares”), shall automatically be cancelled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

(c)          each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time (excluding any Excluded Shares and any Dissenting Shares (as such term is defined in Section 3.05(a)) shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and shall automatically be converted into and exchangeable for the right to receive the Per Share Common Stock Consideration (as such term is defined in Section 3.06(i));

(d)          each share of Series A Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”), issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and shall automatically be converted into the right to receive that number of whole shares of Pyramid Common Stock equal to the product obtained by multiplying (A) the number of shares of Company Common Stock into which one share of Series A Preferred Stock is convertible immediately prior to the Merger Effective Time by (B) the Per Share Common Stock Consideration;

(e)          each share of Series B Preferred Stock, par value $0.01 per share, of the Company (the “Series B Preferred Stock,” and together with the Series A Preferred Stock, the “Company Preferred Stock”), issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and shall automatically be converted into the right to receive that number of whole shares of Pyramid Common Stock equal to the product obtained by multiplying (A) the number of shares of Company Common Stock into which one share of Series B Preferred Stock is convertible immediately prior to the Merger Effective Time by (B) the Per Share Common Stock Consideration;

(f)          each restricted stock unit (each, a “Company RSU”) which was issued pursuant any stock option, purchase or award plan, program or arrangement of the Company (collectively, the “Company Stock Plans”), evidenced by an RSU agreement between the holder and the Company (each, a “Company RSU Agreement”), and outstanding immediately prior to the Merger Effective Time, shall be assumed by Pyramid and converted automatically at the Merger Effective Time into a restricted stock unit denominated in Pyramid Common Stock having the same terms and conditions as the Company RSU (each, an “Assumed RSU”), except that (i) each such Company RSU Agreement will entitle the holder, upon vesting and settlement, to that number of whole shares of Pyramid Common Stock equal to the product obtained by multiplying (A) the number of shares of Company Common Stock that were issuable with regard to such Company RSU Agreement immediately prior to the Merger Effective Time by (B) the Per Share Common Stock Consideration, and rounding such product down to the nearest whole number of shares of Pyramid Common Stock, and (ii) all references to the “Company” in the applicable Company Stock Plans and the Company RSU Agreements will be references to Pyramid. The Company will not take any action to accelerate the vesting of any Company RSU (other than to implement any existing agreements or arrangements for such acceleration in effect as of the date of this Agreement);

(g)          each outstanding share of restricted stock of the Company (each, a “Company Restricted Share”) under any Company Stock Plan and evidenced by a restricted share agreement between the holder and the Company (each, a “Company Restricted Share Agreement”), that will not vest at or immediately prior to the Merger Effective Time shall be assumed by Pyramid and shall be converted into restricted stock of Pyramid Common Stock with associated rights to the issuance of additional shares of Pyramid Common Stock (the “Assumed Restricted Shares”), as follows: (i) the Assumed Restricted Shares issued pursuant to each Company Restricted Share Agreement will entitle the holder, upon vesting, to that number of whole shares of Pyramid Common Stock equal to the product obtained by multiplying (A) the number of Company Restricted Shares issued pursuant to such Company Restricted Share Agreement immediately prior to the Merger Effective Time by (B) the Per Share Common Stock Consideration, and rounding such product down to the nearest whole number of shares of Pyramid Common Stock, and (ii) all references to the “Company” in the applicable Company Stock Plans and the Company Restricted Share Agreements will be references to Pyramid;

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(h)          each Company Restricted Share that is not an Assumed Restricted Share (the “Vested Company Restricted Shares”) shall vest and such shares of Company Common Stock shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and shall automatically be converted into and exchangeable for the right to receive the Per Share Common Stock Consideration; and

(i)          the Company (or its Board of Directors or the appropriate committee thereof, or the President of the Company, if applicable) shall (i) make any amendments to the terms of the Company Stock Plans, take all corporate action necessary for the adjustment of Company RSUs and Company Restricted Shares, and take any other actions necessary or appropriate to give effect to the transactions contemplated by this Section 3.04, and (ii) take all reasonable actions necessary to ensure that from and after the Merger Effective Time, other than as set forth in this Section 3.04, Pyramid will not be bound by any options, warrants, rights, awards or other arrangements that would entitle any person, other than Pyramid, to beneficially own shares of Pyramid or receive any payments in respect of such options, warrants, rights, awards or arrangements.

SECTION 3.05         Dissenting Shares. For purposes of this Agreement, the term “Dissenting Shares” means shares of Company Common Stock and Company Preferred Stock held immediately prior to the Merger Effective Time by a holder of Company Common Stock and Company Preferred Stock (each, a “Company Stockholder”), who did not vote in favor of the Merger (or consent thereto in writing) and with respect to which demand to the Company for purchase of such shares is duly made and perfected in accordance with Section 262 of the DGCL and not subsequently and effectively withdrawn or forfeited. Notwithstanding the provisions of Section 3.04(c) or any other provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or be exchangeable for the right to receive the Merger Consideration at or after the Merger Effective Time (and at the Merger Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist), but shall entitle the holder thereof to receive such consideration as may be determined to be due to holders pursuant to the DGCL, unless and until the holder of such Dissenting Shares withdraws his or her demand for such appraisal in accordance with the DGCL or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw his or her demand for such appraisal or shall become ineligible for such appraisal (through failure to perfect or otherwise), then, as of the Merger Effective Time or the occurrence of such event, whichever last occurs, such holder’s Dissenting Shares shall automatically be converted into and represent the right to receive the Merger Consideration, as provided in Section 3.04 and in accordance with the DGCL.

(a)          The Company shall give Pyramid (i) prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock or Company Preferred Stock and (ii) the opportunity to participate in negotiations and proceedings with respect to any such demands.

SECTION 3.06         Payment of Merger Consideration.

(a)          Prior to the Merger Effective Time, Pyramid shall appoint an agent, reasonably satisfactory to the Company, to act as disbursing agent (the “Disbursing Agent”) for the payment of the Merger Consideration upon surrender of certificates representing shares of Company Common Stock and Company Preferred Stock (the “Certificates”). At or prior to the Merger Effective Time, Pyramid shall deposit or cause to be deposited with the Disbursing Agent in trust for the benefit of the Company Stockholders (i) certificates representing the shares of Pyramid Common Stock (or make appropriate alternative arrangements if uncertificated shares of Pyramid Common Stock represented by a book entry will be issued) sufficient to pay the Merger Consideration, and (ii) as needed, cash sufficient to make payments in lieu of issuing fractional shares of Pyramid Common Stock in accordance with Section 3.06(e).

(b)          Promptly after the Merger Effective Time, Pyramid shall cause the Disbursing Agent to mail to each individual, corporation, limited liability company, partnership, association, joint venture, unincorporated organization, trust or any other entity, including a governmental authority (each, a “person”), who was a record holder as of the Merger Effective Time of a Certificate which immediately prior to the Merger Effective Time represented shares of Company Common Stock or Company Preferred Stock, and whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.04, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent, and which shall be in such form and shall have such other customary provisions as Pyramid may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender to the Disbursing Agent of a Certificate, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate shall be paid promptly in exchange therefor the Merger Consideration and such Certificate shall forthwith be canceled. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Pyramid that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.06, each Certificate (other than Certificates representing Excluded Shares and other than Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive, as and when payable hereunder, the applicable amount of the Merger Consideration in accordance with Section 3.04.

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(c)          From and after the Merger Effective Time, there shall be no registration of transfers of shares of Company Common Stock or Company Preferred Stock which were outstanding immediately prior to the Merger Effective Time on the stock transfer books of the Surviving Corporation. From and after the Merger Effective Time, the holders of shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares of Company Common Stock or Company Preferred Stock except as otherwise provided in this Agreement or by applicable law. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock or Company Preferred Stock previously represented by such Certificates. If, after the Merger Effective Time, Certificates are presented to Pyramid or the Surviving Corporation for any reason, such Certificates shall be cancelled and exchanged as provided in this Article III. At the close of business on the day of the Merger Effective Time, the stock ledger of the Company shall be closed.

(d)          If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Pyramid, the posting by such person of a bond, in such reasonable amount as Pyramid may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Disbursing Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock, Company Preferred Stock or Vested Company Restricted Shares formerly represented by such Certificate, as contemplated by this Article III.

(e)          No fraction of a share of Pyramid Common Stock shall be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock or Company Preferred Stock who would otherwise be entitled to a fraction of a share of Pyramid Common Stock in connection with the Merger (after aggregating all fractional shares of Pyramid Common Stock to be received by such holder) shall receive from Pyramid an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product obtained by multiplying (x) such fraction, by (y) the average closing price of one share of Pyramid Common Stock for the five consecutive trading days ending on the trading day immediately prior to the Merger Effective Time, as reported on the NYSE MKT.

(f)          At any time after 180 days after the Merger Effective Time, Pyramid shall be entitled to require the Disbursing Agent to deliver to it any Merger Consideration which had been deposited by Pyramid with the Disbursing Agent and not disbursed in exchange for Certificates. Thereafter, holders of shares of Company Common Stock and Company Preferred Stock shall look only to Pyramid (subject to the terms of this Agreement and abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable upon surrender of the Certificates held by them. If any Certificates shall not have been surrendered prior to two years after the Merger Effective Time (or immediately prior to such time on which any payment in respect thereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of Pyramid, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Pyramid, the Company, the Surviving Corporation or the Disbursing Agent shall be liable to any holder of a share of Company Common Stock or Company Preferred Stock for any Merger Consideration delivered in respect of such share of Company Common Stock or Company Preferred Stock to a public official pursuant to any abandoned property, escheat or other similar law.

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(g)          Pyramid and the Disbursing Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to a holder of shares of Company Common Stock or Company Preferred Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(h)          If, between the date of this Agreement and the Merger Effective Time, the shares of Pyramid Common Stock shall be changed or proposed to be changed into a different number or class of shares by reason of the occurrence of or record date with respect to any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, in any such case within such period, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Merger Consideration (as such term is defined below in Section 3.06(i).

(i)           Merger Consideration Definitions.

(a)          The term “Per Share Common Stock Consideration” shall mean the quotient of (i) the Merger Consideration divided by (ii) the Closing Company Share Number.

(b)          The term “Closing Company Share Number” shall mean the sum of (i) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Merger Effective Time, plus (ii) the aggregate number of shares of Company Common Stock issuable upon the conversion of shares of Series A Preferred Stock and Series B Preferred Stock outstanding immediately prior to the Merger Effective Time, and plus (iii) the aggregate number of Company Restricted Shares outstanding immediately prior to the Merger Effective Time. For avoidance of doubt, Dissenting Shares shall not be deemed outstanding immediately prior to the Merger Effective Time for purposes of determining the Closing Company Share Number.

(c)          The term “Merger Consideration” shall mean the result of (i) the Initial Merger Consideration less (ii) the Aggregate Dissenting Share Amount, as adjusted pursuant to Section 3.06(h).

(d)          The term “Initial Merger Consideration” shall mean Sixty-Six Million, Three Hundred Thirty-Six Thousand, Seven Hundred and One (66,336,701) shares of newly issued Pyramid Common Stock, as adjusted pursuant to Section 3.06(h).

(e)          The term “Initial Per Share Consideration” shall mean the quotient of (i) the Initial Merger Consideration divided by (ii) the Initial Company Share Number.

(f)          The term “Initial Company Share Number” shall mean the sum of (i) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Merger Effective Time, plus (ii) the aggregate number of shares of Company Common Stock issuable upon the conversion of shares of Series A Preferred Stock and Series B Preferred Stock outstanding immediately prior to the Merger Effective Time, plus (iii) the aggregate number of Company Restricted Shares outstanding immediately prior to the Merger Effective Time, and plus (iv) the Aggregate Converted Dissenting Shares. For avoidance of doubt, Dissenting Shares shall not be deemed outstanding immediately prior to the Merger Effective Time for purposes of determining the Initial Company Share Number.

(g)          The term “Aggregate Converted Dissenting Shares” shall mean the sum of (i) the aggregate number of shares of Company Common Stock that are deemed Dissenting Shares immediately prior to the Merger Effective Time plus (ii) the aggregate number of shares of Company Common Stock issuable upon the conversion of shares of Series A Preferred Stock and Series B Preferred Stock that are deemed Dissenting Shares immediately prior to the Merger Effective Time.

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(h)          The term “Aggregate Dissenting Share Amount” shall mean the product of (i) the Aggregate Converted Dissenting Shares multiplied by (ii) the Initial Per Share Consideration, and rounding the product down to the nearest whole number.

SECTION 3.07         The Closing. The consummation of Merger (the “Closing”) shall take place at the offices of TroyGould PC, 1801 Century Park East, 16th Floor, Los Angeles, California 90067, which shall be no later than the second business day following the satisfaction or waiver of all conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing) or such other place and date as the parties may mutually determine (the “Closing Date”). As soon as practicable following the Closing, the Company and Merger Subsidiary shall file with the Secretary of State the duly executed Certificate of Merger and such other documents as may be required by the DGCL, and the parties shall take all such other and further actions as may be required by law to make the Merger effective.

SECTION 3.08         Tax Consequences. It is the intention of the parties hereto that the Merger qualify as a reorganization under Section 368(a) of the Code.

ARTICLE IV

THE SURVIVING CORPORATION OF THE MERGER; DIRECTORS AND OFFICERS

SECTION 4.01         Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Merger Effective Time shall be the certificate of incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be changed to “The Yuma Companies, Inc.,” unless and until amended in accordance with applicable law and the terms of this Agreement.

SECTION 4.02         Bylaws. The bylaws of Merger Subsidiary in effect at the Merger Effective Time shall be the bylaws of the Surviving Corporation, unless and until amended in accordance with applicable law.

SECTION 4.03         Directors and Officers. The persons who are directors and officers of the Company immediately prior to the Merger Effective Time shall be the directors and officers of the Surviving Corporation in their same positions and shall hold office in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and the bylaws of Surviving Corporation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PYRAMID AND MERGER SUBSIDIARY

Pyramid and Merger Subsidiary (each, a “Pyramid Entity,” and collectively, the “Pyramid Entities”), jointly and severally, represent and warrant to the Company that, except as set forth in the disclosure schedule delivered to the Company by Pyramid at or prior to the execution and delivery of the February 6, 2014 Agreement (the “Pyramid Disclosure Schedule”), which shall be arranged in sections corresponding to the numbered sections of this Article V, it being agreed that disclosure of any item on the Pyramid Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Pyramid Disclosure Schedule:

SECTION 5.01         Organization and Qualification. Each of the Pyramid Entities is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Pyramid Entities is duly qualified and licensed to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so organized, existing, qualified, licensed and in good standing would not reasonably be expected to have a Pyramid Material Adverse Effect (as hereinafter defined). In this Agreement, the term “Pyramid Material Adverse Effect” means any change, event, circumstance, development or occurrence (other than an effect arising out of or resulting from the entering into or the public announcement or disclosure of this Agreement and the transactions contemplated hereby) that, individually or in the aggregate, (i) has a material adverse effect on the business, financial condition or ongoing operations of Pyramid or (ii) has a material adverse effect on Pyramid’s ability to consummate the Merger; provided, however, that in no event shall a decrease in Pyramid’s stock price by itself constitute a Pyramid Material Adverse Effect. True, accurate and complete copies of Pyramid’s Restated Articles of Incorporation and Amended and Restated Bylaws and Merger Subsidiary’s Certificate of Incorporation and Bylaws, in each case, as in effect on the date hereof, including all amendments thereto, have heretofore been made available to the Company.

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SECTION 5.02         Capitalization.

(a)          The authorized capital stock of Pyramid consists of 50,000,000 shares of Pyramid Common Stock and 10,000,000 shares of preferred stock, no par value (“Pyramid Preferred Stock”) of Pyramid. As of the date hereof, (i) 4,688,085 shares of Pyramid Common Stock are issued and outstanding, all of which have been duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) no shares of Pyramid Preferred Stock are issued and outstanding, (iii) no shares of Pyramid capital stock are held in treasury by Pyramid, and (iv) 105,000 shares of Pyramid Common Stock are reserved for issuance upon exercise of Pyramid Options.

(b)          The shares of Pyramid Common Stock to be issued pursuant to the Merger, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and issued in compliance with federal and state securities laws.

(c)          Except for the Pyramid Options, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Pyramid or any subsidiary of Pyramid to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Pyramid or obligating Pyramid or any subsidiary of Pyramid to grant, extend or enter into any such agreement or commitment. There are no outstanding stock appreciation rights or similar derivative securities or rights of Pyramid or any subsidiary of Pyramid. Except for the Pyramid Voting Agreement, there are no voting trusts, irrevocable proxies or other agreements or understandings to which Pyramid or any subsidiary of Pyramid is a party or is bound with respect to the voting of any shares of Pyramid Common Stock.

(d)          Except as provided in Section 5.02 of the Pyramid Disclosure Schedule, Pyramid has no subsidiaries other than Delaware Merger Subsidiary and Merger Subsidiary, and does not own any equity interest in any entity other than Delaware Merger Subsidiary and Merger Subsidiary. Delaware Merger Subsidiary and Merger Subsidiary do not have any subsidiaries.

SECTION 5.03         Authority; Non-Contravention; Approvals.

(a)          Pyramid has the requisite corporate power and authority to enter into this Agreement and, subject to Pyramid Shareholder Approval (as defined below), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Pyramid of this Agreement, the performance by Pyramid of its obligations hereunder, and the consummation by Pyramid of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Pyramid, subject only to the approval of the Pyramid Shareholder Approval Matters (as defined in Section 7.08) by the shareholders of Pyramid. The affirmative vote of the holders of a majority of the outstanding shares of Pyramid Common Stock outstanding on the applicable record date (“Pyramid Shareholder Approval”) is the only vote of the holders of any class or series of Pyramid’s capital stock necessary to adopt or approve the Pyramid Shareholder Approval Matters. This Agreement has been duly executed and delivered by each of the Pyramid Entities, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of the Pyramid Entities, enforceable against the Pyramid Entities in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

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(b)          Pyramid’s Board of Directors, by resolutions duly adopted by unanimous vote at a meeting of all directors of Pyramid duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) approved this Agreement and the Merger, and determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of Pyramid shareholders, and (ii) resolved to recommend that Pyramid’s shareholders approve the Pyramid Shareholder Approval Matters and directed that such matters be submitted for consideration of the shareholders of Pyramid at the Pyramid Shareholders’ Meeting. The Board of Directors of Merger Subsidiary, at a meeting duly called and held, has unanimously approved this Agreement and the Merger. Pyramid, in its capacity as the sole stockholder of Delaware Merger Subsidiary and Merger Subsidiary, hereby approves of this Agreement.

(c)          The execution, delivery and performance of this Agreement by each of the Pyramid Entities and the consummation of the Merger and the other transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Pyramid under any of the terms, conditions or provisions of (i) the Restated Articles of Incorporation or the Amended and Restated Bylaws of Pyramid, (ii) subject to compliance with the requirements set forth in clauses (i)-(v) of Section 5.03(d) and obtaining the Pyramid Shareholder Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Pyramid or any Pyramid subsidiary or any of their respective properties or assets, or (iii) any contract, agreement, commitment or understanding to which Pyramid or any Pyramid subsidiary is now a party or by which Pyramid or any Pyramid subsidiary or any of their respective properties or assets may be bound or affected, except as provided in Section 5.03 of the Pyramid Disclosure Schedule, and other than, in the case of clauses (ii) and (iii) of this Section 5.03(c), such violations, conflicts, breaches, defaults, terminations, accelerations, contractual requirements or creations of liens, security interests or encumbrances that would not reasonably be expected, individually or in the aggregate, to have a Pyramid Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

(d)          Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), by Pyramid, with respect to the transactions contemplated hereby (the “Registration Statement”) and applicable filings pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the filing with the SEC of Pyramid’s proxy statement relating to the Pyramid Shareholders’ Meeting (the “Proxy Statement/Prospectus”), (ii) the filing of the Certificate of Merger with the Secretary of State in connection with the Merger, (iii) the filing of a Current Report on Form 8-K with the SEC within four business days after the execution of this Agreement and on the Closing Date, (iv) filings with the Secretary of State and the secretary of state of the State of California in connection with the amendments to its articles of incorporation in the form attached hereto as Exhibit D (the “Pyramid Restated Articles”), and (v) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of the NYSE MKT, and except as provided in Section 5.03 of the Pyramid Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent or approval, ratification or permission of (any of the foregoing being a “Consent”), any governmental or regulatory body or authority or other person is necessary under any Pyramid Material Contract or otherwise for the execution and delivery of this Agreement by Pyramid or Merger Subsidiary or the consummation by Pyramid or Merger Subsidiary of the transactions contemplated hereby, other than such Consents which, if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a Pyramid Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

(e)          The Board of Directors of Pyramid has approved the Merger and this Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger and this Agreement and the transactions contemplated hereby the anti-takeover provisions of the California Corporation Code (“CCC”) to the extent, if any, such provisions are applicable to the Merger, this Agreement, and the transactions contemplated hereby and thereby.  No other state takeover, control share, fair price or similar statute or regulation applies to or purports to apply to Pyramid with respect to the Merger, this Agreement, or the transactions contemplated hereby and thereby.

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SECTION 5.04         Reports and Financial Statements.

(a)          Since January 1, 2011, Pyramid has timely filed with the SEC all material forms, statements, reports, certifications and documents, including all exhibits, post-effective amendments and supplements thereto (the “Pyramid SEC Reports”), required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed, or amended, in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates, the Pyramid SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequent Pyramid SEC Report filed with the SEC prior to the date hereof.

(b)          The financial statements of Pyramid included in the Pyramid SEC Reports (collectively, the “Pyramid Financial Statements”) were prepared in accordance with generally accepted accounting principles (except, with respect to any unaudited financial statements, as permitted by applicable SEC rules or requirements) applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of Pyramid as of the dates thereof and the results of operations and changes in financial position of Pyramid for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

SECTION 5.05         Proxy Statement/Prospectus. None of the information to be supplied by any of the Pyramid Entities for inclusion in the Proxy Statement/Prospectus will, at the time of the mailing thereof or any amendments or supplements thereto, or at the time of the Pyramid Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply, as of its effective date, as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation or warranty is made by any Pyramid Entity with respect to statements made or incorporated by reference therein supplied by the Company in writing expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus or Registration Statement.

SECTION 5.06         No Violation of Law. No Pyramid Entity is in violation of or has been given written (or, to the knowledge of any Pyramid Entity, oral) notice of any violation of any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority, except for violations which would not reasonably be expected, individually or in the aggregate, to have a Pyramid Material Adverse Effect. Neither Pyramid nor any Pyramid subsidiary is in violation of the terms of any permits, licenses, franchises, variances, exemptions, orders and other governmental Consents necessary to conduct their businesses as presently conducted, except for delays in filing reports or violations which would not reasonably be expected, individually or in the aggregate, to have a Pyramid Material Adverse Effect.

SECTION 5.07         Material Contracts; Compliance with Contracts. Section 5.07 of the Pyramid Disclosure Schedule includes a list of each contract to which Pyramid is a party or by which Pyramid or its assets are bound or affected as of the date hereof which is required to be disclosed in the Pyramid SEC Reports (each, a “Pyramid Material Contract”). With respect to each Pyramid Material Contract (i) the Pyramid Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Pyramid, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) Pyramid is not in material breach or violation of or in material default in the performance or observance of any term or provision of, and, to the knowledge of Pyramid, no event has occurred which, with lapse of time or action by a third party, would result in a default under, the Material Contract.

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SECTION 5.08         Brokers and Finders. Except for fees payable to Roth Capital Partners pursuant to an engagement letter, dated December 19, 2013, Pyramid has not entered into any contract with any person that may result in the obligation of Pyramid to pay any investment banking fees, finder’s fees or brokerage fees in connection with the transactions contemplated hereby. Pyramid has provided to the Company a true, correct and complete copy of any and all engagement or retention agreements with financial advisors or other advisors, to which Pyramid is a party and which are related to the transactions contemplated hereby.

SECTION 5.09         No Prior Activities of Merger Subsidiary. Except for obligations incurred in connection with its incorporation or organization and the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby, Merger Subsidiary has not incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

SECTION 5.10         Litigation; Government Investigations. There are no material claims, suits, actions, proceedings, arbitrations or other actions pending or, to the knowledge of Pyramid, threatened against, relating to or affecting Pyramid, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. No material investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Pyramid, threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. Pyramid is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, or any settlement agreement or stipulation, which as of the date hereof prohibits the consummation of the transactions contemplated hereby or would reasonably be expected, individually or in the aggregate, to have a Pyramid Material Adverse Effect.

SECTION 5.11         Taxes.

(a)          Pyramid has timely (i) filed with the appropriate governmental authorities all material Tax Returns (as defined in Section 5.11(m)) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or reserved in accordance with generally accepted accounting principles on the Pyramid Financial Statements all material Taxes (as defined in Section 5.11(m) required to be paid. Pyramid has not requested an extension of time within which to file a material Tax Return, which has not been since filed. There are no liens for Taxes upon any property or asset of Pyramid, other than liens for Taxes not yet due and payable or Taxes contested in good faith by appropriate proceedings or that are otherwise not material and reserved against in accordance with generally accepted accounting principles. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Pyramid, which has not been fully paid or adequately reserved or reflected in the Pyramid SEC Reports, and there are no material unresolved issues of law or fact arising out of a notice of a deficiency, proposed deficiency or assessment from the Internal Revenue Service or any other governmental taxing authority with respect to Taxes of Pyramid. Pyramid has not agreed to an extension of time with respect to a Tax deficiency, other than extensions which are no longer in effect. Pyramid has not received (A) notice from any federal taxing authority of its intent to examine or audit any of Pyramid’s or any of its subsidiaries’ Tax Returns or (B) notice from any state taxing authority of its intent to examine or audit any of Pyramid’s or any of its subsidiaries’ Tax Returns, other than notices with respect to examinations or audits by any state taxing authority that have not had and would not reasonably be expected to have a Material Adverse Effect on Pyramid. Pyramid is not a party to any agreement providing for the allocation or sharing of Taxes with any entity other than agreements the consequences of which are fully and adequately reserved for in the Pyramid Financial Statements. Pyramid has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the five-year period ending on the date hereof.

(b)          Pyramid has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable law.

(c)          The statutes of limitations for the federal income Tax Returns of Pyramid have expired or otherwise have been closed for all taxable periods ending on or before December 31, 2007.

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(d)          Since December 31, 2007, no Pyramid Entity has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of a material amount of Taxes, nor is any request for such a waiver or extension pending.

(e)          No Pyramid Entity is the subject of or bound by any material private letter ruling, technical advice memorandum, closing agreement or similar material ruling, memorandum of agreement with any taxing authority.

(f)          No Pyramid Entity has entered into, has any liability in respect of, or has any filing obligations with respect to, any “reportable transactions,” as defined in Section 1.6011-4(b)(1) of the U.S. Treasury Regulations.

(g)          No Pyramid Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, or (iii) deferred intercompany gain or excess loss account described in the U.S. Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(h)          No Pyramid Entity has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(i)          Pyramid has made available to the Company correct and complete copies of (i) all U.S. federal income Tax Returns of Pyramid relating to taxable periods ending on or after December 31, 2007, filed through the date hereof and (ii) any material audit report within the last three years relating to any material Taxes due from or with respect to Pyramid.

(j)          No jurisdiction where Pyramid does not file a Tax Return has made a claim that Pyramid is required to file a Tax Return for a material amount of Taxes for such jurisdiction.

(k)          Within the last three years, No Pyramid Entity has owned any material assets located outside the United States or conducted a material trade or business outside the United States.

(l)          Except as set forth in Section 5.11(l) of the Pyramid Disclosure Schedule, all of the transactions which Pyramid has accounted for as hedges under the Statement of Financial Accounting Standards (“SFAS”) 133 have also been treated as hedging transactions for federal income Tax purposes pursuant to U.S. Treasury Regulation Section 1.1221-2 and have been properly identified as such under U.S. Treasury Regulation Section 1.1221-2(f).

(m)          For purposes of this Agreement, “Tax” (including, with correlative meaning, the terms “Taxes”) means all federal, state, local and foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, social security, occupation, use, property, withholding, excise, production, value added, occupancy, capital, ad valorem, transfer, inventory, license, customs duties, fees, assessments and charges of any kind whatsoever and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, fines and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and includes any liability for Taxes of another person by contract, as a transferee or successor, under Treas. Reg. Section 1.1502-6 or analogous state, local or foreign law provision or otherwise, and “Tax Return” means any return, report, claim for refund, estimate, information return or statement or other similar document (including attached schedules) relating to or required to be filed with respect to any Tax, including, any information return, claim for refund, amended return or declaration of estimated Tax.

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SECTION 5.12         Employee Benefit Plans; ERISA; Employment Agreements.

(a)          Section 5.12(a) of the Pyramid Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, change in control, supplemental retirement, fringe benefits, cafeteria benefits, salary continuation, vacation, sick, or other paid leave, employment or consulting, hospitalization or other medical, dental, life (including all individual life insurance policies as to which Pyramid is the owner, the beneficiary or both) or other insurance or coverage, disability, death benefit, or other benefits, whether written or unwritten, including without limitation each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is or has been sponsored, maintained, contributed to, or required to be contributed to by Pyramid and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Pyramid within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) for the benefit of any person who performs or who has performed services for Pyramid or with respect to which Pyramid or any ERISA Affiliate of Pyramid has or may have any liability (including without limitation contingent liability) or obligation (collectively, the “Pyramid Employee Plans”).

(b)          Pyramid has furnished to the Company true and complete copies of documents embodying each of Pyramid Employee Plans and related plan documents, including without limitation trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, standard Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto.  With respect to each Pyramid Employee Plan, if any, that is subject to ERISA reporting requirements, Pyramid has provided copies of the Form 5500 reports filed for the last five plan years.

(c)          Compliance.  (i) Each Pyramid Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as could not reasonably be expected to have, individually or in the aggregate, a Pyramid Material Adverse Effect; and Pyramid and each ERISA Affiliate of Pyramid have performed all material obligations required to be performed by them under, are not in material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of Pyramid Employee Plans; (ii) any Pyramid Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code, or has time remaining to apply under applicable U.S. Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; (iii) none of Pyramid Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (iv) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Pyramid Employee Plan; (v) none of Pyramid or, to the knowledge of Pyramid, any ERISA Affiliate of Pyramid is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Pyramid Employee Plan; (vi) all contributions required to be made by Pyramid or any ERISA Affiliate of Pyramid to any Pyramid Employee Plan have been timely paid and accrued; (vii) with respect to each Pyramid Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (viii) each Pyramid Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Pyramid Employee Plan; (ix) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Pyramid is threatened, against or with respect to any such Pyramid Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor; and (x) there has been no amendment to, written interpretation or announcement by Pyramid or any ERISA Affiliate of Pyramid that would materially increase the expense of maintaining any Pyramid Employee Plan above the level of expense incurred with respect to that Pyramid Employee Plan for the most recent fiscal year included in Pyramid Financial Statements. No current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of Pyramid or a subsidiary has or will obtain a right to receive a gross-up payment from Pyramid or a subsidiary with respect to any Tax that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code or otherwise.

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(d)          Neither Pyramid nor any ERISA Affiliate of Pyramid has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including without limitation any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.  None of Pyramid or any ERISA Affiliate of Pyramid has any actual or potential withdrawal liability (including without limitation any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e)          With respect to each Pyramid Employee Plan, Pyramid has complied with (i) the applicable health care continuation and notice provisions of the COBRA and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); and (iv) the applicable requirements of the Cancer Rights Act of 1998.  Pyramid has no unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage extension or continuation.

(f)          The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Pyramid or any ERISA Affiliate of Pyramid to severance benefits or any other payment (including without limitation unemployment compensation, golden parachute, bonus or benefits under any Pyramid Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider.  No benefit payable or that may become payable by Pyramid pursuant to any Pyramid Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code and no such benefit will fail to be deductible for federal income Tax purposes by virtue of Section 162(m) of the Code.  Each Pyramid Employee Plan can be amended, terminated or otherwise discontinued after the Merger Effective Time in accordance with its terms, without material liability to Pyramid or the Company other than ordinary administration expenses typically incurred in a termination event. Pyramid will terminate its 5304-Simple Plan effective immediately before the Merger Effective Time if requested by the Company.

(g)          Pyramid is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment, including without limitation applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws.  There are no proceedings pending or, to the knowledge of Pyramid, reasonably expected or threatened, between Pyramid, on the one hand, and any or all of its current or former employees, on the other hand, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage.  There are no claims pending, or, to the knowledge of Pyramid, reasonably expected or threatened, against Pyramid under any workers’ compensation or long-term disability plan or policy.  Pyramid has no unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation. Except as set forth in Section 5.12(g) of the Pyramid Disclosure Schedule, Pyramid is not a party to any collective bargaining agreement or other labor union contract.  Pyramid is not paying and is not obligated to pay any employee or any former employee any disability or workers compensation payments or unemployment benefits. The employment of each of Pyramid’s employees is terminable by Pyramid at will.  To the best of the knowledge of Pyramid, no employee of Pyramid intends to terminate his or her employment with Pyramid.

(h)          Except as set forth in Section 5.12(h) of the Pyramid Disclosure Schedule, Pyramid is not a party to or bound by any employment, consulting, termination, severance or similar agreement with any individual officer, director or employee of Pyramid or any agreement pursuant to which any such person is entitled to receive any benefits from Pyramid upon the occurrence of a change in control of Pyramid or similar event.

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(i)          All Pyramid Employee Plans that are subject to Section 409A of the Code are in compliance with the requirements of such Code section and regulations and other guidance thereunder. Except as set forth in Section 5.12(i) of the Pyramid Disclosure Schedule, no Pyramid Common Stock or other security of Pyramid, any of its subsidiaries or other affiliates and no real property is held in trust or otherwise set aside for funding benefit obligations under any Pyramid Employee Plan.

SECTION 5.13         Tax Matters. Neither Pyramid nor any of Pyramid’s subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Without limiting the generality of the foregoing:

(a)          The Merger will be carried out strictly in accordance with this Agreement, there are no other written or oral agreements relating to the Merger other than those expressly referred to in this Agreement, and Pyramid will obtain control of the Company as defined in Section 368(c) of the Code for Pyramid voting Common Stock.

(b)          In connection with the Merger, no shares of Company Common Stock will be acquired by Pyramid, Pyramid or a Related Person (as such term is defined below) for consideration other than shares of Pyramid Common Stock, except for payments to holders of Dissenting Shares, if any, and any cash paid in lieu of issuing fractional shares of Pyramid Common Stock. In accordance with Treasury Regulation Section 1.368-1(e)(4), (5), and (7), for purposes of this Agreement, the term “Related Person” means, (i) a corporation that, immediately before or immediately after a purchase, exchange, redemption, or other acquisition of Company Common Stock or Pyramid Common Stock, as the case may be, is a member of an Affiliated Group (as defined below) of which the Company or Pyramid, as applicable, (or any successor corporation thereto) is a member; or (ii) a corporation in which the Company or Pyramid, as applicable, (or any successor corporation thereto), owns, or which owns with respect to the Company or Pyramid, as applicable, (or any successor corporation thereto), directly or indirectly, immediately before or immediately after such purchase, exchange, redemption, or other acquisition, at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock, taking into account for purposes of this clause (ii) any stock owned by 5% or greater stockholders of the Company or Pyramid, as applicable, (or any successor thereto) or such corporation, a proportionate share of the stock owned by entities in which the Company or Pyramid, as applicable, (or any successor thereto) or such corporation owns an interest, and any stock which may be acquired pursuant to the exercise of options. For purposes of this Agreement, the term “Affiliated Group” means one or more chains of corporations connected through stock ownership with a common Pyramid corporation, but only if: (i) the common parent owns directly stock that possesses at least 80% of the total voting power, and has a value at least equal to 80% of the total value, of the stock in at least one of the other corporations, and (ii) stock possessing at least 80% of the total voting power, and having a value at least equal to 80% of the total value, of the stock in each corporation (except the common parent) is owned directly by one or more of the other corporations.

(c)          Pyramid is a publicly traded company and its value is determined on that basis. The Merger Consideration was negotiated by the parties on an arm’s length basis. Pyramid believes, based on the volume weighted average closing price of Pyramid Common Stock over the fifteen trading days prior to the date of this Agreement, that the fair market value of the Merger Consideration received by each stockholder of the Company will be approximately equal to the fair market value of Company Common Stock and Company Preferred Stock exchanged in the Merger.

(d)          Other than cash paid in lieu of issuing fractional shares of Pyramid Common Stock, neither Pyramid nor any Related Person has any plan or intention to redeem or otherwise reacquire, directly or indirectly, any shares of Pyramid Common Stock to be issued in the Merger.

(e)          Pyramid has no stock repurchase program and has no current plan or intention to adopt such a plan.

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(f)          Neither Pyramid nor any Related Person owns, nor has it owned during the past five years, any shares of stock of the Company. Neither Pyramid nor any Related Person has caused any other person to acquire stock of the Company on behalf of Pyramid or a Related Person, and will not directly or indirectly acquire any stock of the Company in connection with the Merger, except as described in this Agreement.

(g)          Pyramid has not, directly or indirectly, transferred any cash or property to the Company (or any entity controlled directly or indirectly by the Company) for less than full and adequate consideration and has not made any loan to the Company (or any entity controlled directly or indirectly by the Company) in anticipation of the Merger.

(h)          There is no intercompany indebtedness existing between Pyramid, Merger Subsidiary and the Company that was or will be issued, acquired, or settled at a discount in connection with the Merger.

(i)          Pyramid and Merger Subsidiary will each pay its expenses incurred in connection with or as part of the Merger. Pyramid has not paid and will not pay, directly or indirectly, any expenses (including transfer taxes) incurred by any holder of shares of Company Common Stock in connection with or as part of the Merger or any related transactions. Pyramid has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of shares of Company Common Stock.

(j)          Any compensation paid to the holders of shares of Company Common Stock who enter (or have entered) into employment, consulting or noncompetitive contracts, if any, with Pyramid (a) will be for services actually rendered or to be rendered, (b) will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services, and (c) will not represent consideration for the surrender of the shares of Company Common Stock in the Merger.

(k)          Following the Merger, Pyramid will continue the historic business of the Company or use a significant portion of its assets in a business, within the meaning of U.S. Treasury Regulation Section 1.368-1(d). Substantially all the assets of Merger Subsidiary (ninety percent (90%) of the fair value of its net assets and seventy percent (70%) of the fair value of its gross assets) will be held by the Company at and after the Merger Effective Time.

(l)          Other than cash paid in lieu of issuing fractional shares of Pyramid, Pyramid is paying no consideration in the Merger other than the Merger Consideration.

(m)          Pyramid has substantial non-tax business purposes and reasons for the Merger, and the terms of the Merger are the product of arm’s length negotiations.

(n)          Pyramid will not take any position on any Tax Return, or take any other Tax reporting position that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a “determination” (as defined in Code Section 1313(a)(1)).

(o)          No stock or securities of Pyramid will be issued to any Company Stockholder for services rendered to or for the benefit of Pyramid, Pyramid or the Company in connection with the Merger except as provided in this Agreement.

(p)          No stock or securities of Pyramid will be issued for any indebtedness owed to any Company Stockholder in connection with the Merger.

(q)          The payment of cash in lieu of fractional shares of Pyramid Common Stock is solely for the purpose of avoiding the expense and inconvenience to Pyramid of issuing fractional shares and does not represent separately bargained for consideration. The total cash that will be paid in the Merger to the holders of Company Common Stock instead of issuing fractional shares of Pyramid Common Stock will not exceed one percent (1%) of the total consideration that will be paid in the Merger to Company Stockholders in exchange for their Company Common Stock.

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(r)          Pyramid has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since February 4, 2009. The stock of Pyramid has not been distributed in a transaction satisfying the requirements of Section 355 of the Code since February 4, 2009.

(s)          At and after the Merger Effective Time, Pyramid will be a corporation duly incorporated, validly existing and in good standing under the laws of the State of California.

(t)          After the Merger Effective Time and as part of a plan that includes the Merger, Pyramid will not liquidate the Company, merge the Company with or into another entity (including Pyramid), or sell or otherwise transfer any of the stock of the Company.

(u)          Immediately after the Merger Effective Time, Pyramid expects that Pyramid will not be treated as a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code (a “USRPHC”), taking into account the United States real property owned by the Company.

(v)         Prior to the Merger, Merger Subsidiary will be a newly formed corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and Pyramid will be in control of Merger Subsidiary within the meaning of Section 368(c) of the Code.

(w)          Merger Subsidiary will have no liabilities assumed by the Company and will not transfer to the Company any assets subject to liabilities in the Merger.

SECTION 5.14         Liabilities. As of the date hereof, Pyramid has incurred no liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in Pyramid Financial Statements or reflected in the notes thereto (ii) which were incurred since September 30, 2013 in the ordinary course of business and consistent with past practices, or (iii) which were disclosed in Pyramid’s Current Report on Form 8-K, and exhibits thereto, filed with the SEC on October 4, 2013, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected, individually or in the aggregate, to have a Pyramid Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof in the ordinary course of business, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the financial statements of Pyramid prepared in accordance with generally accepted accounting principles consistently applied. As of the date hereof, Merger Subsidiary has no assets or liabilities.

SECTION 5.15         Absence of Certain Changes or Events. Since December 31, 2012, (a) except with respect to the transactions contemplated by this Agreement, Pyramid has carried on and operated its businesses in all material respects in the ordinary course of business and (b) there have not been any changes, events, circumstances, developments or occurrences that would reasonably be expected to have a Pyramid Material Adverse Effect.

SECTION 5.16         Compliance. Pyramid is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, and the listing and corporate governance rules and regulations of NYSE MKT that are in each case applicable to Pyramid.

SECTION 5.17         Environmental Matters. Pyramid is in material compliance with all applicable Environmental Laws (as defined below), which compliance includes the possession by Pyramid of all material permits and other governmental authorizations required under applicable Environmental Laws and material compliance with the terms and conditions thereof. Pyramid has made available to the Company an accurate and complete list for any property owned or leased at any time by Pyramid of any and all material permits, spill reports and notifications from any governmental body, court, administrative agency or commission or other governmental authority or instrumentality held, prepared or received, as applicable, by Pyramid at any time during the past 10 years with respect to the generation, treatment, storage and disposition by Pyramid of Hazardous Materials (as defined below). Pyramid has not received since January 1, 2004, any written notice, whether from a governmental body, court, administrative agency or commission or other governmental authority or instrumentality, citizens group, employee or otherwise, that alleges that Pyramid is not in compliance with any Environmental Law, and, to the knowledge of Pyramid, there are no circumstances that may prevent or interfere with Pyramid’s compliance with any Environmental Law in the future. To the knowledge of Pyramid: (a) no current or prior owner of any property leased or controlled by Pyramid has received since January 1, 2004 any written notice or other communication relating to property owned or leased at any time by Pyramid, whether from a governmental body, court, administrative agency or commission or other governmental authority or instrumentality, citizens group, employee or otherwise, that alleges that such current or prior owner or Pyramid are not in compliance with or violated any Environmental Law relating to such property and (b) Pyramid does not have any material liability under any Environmental Law. Pyramid is not aware of any ongoing environmental corrective action or remediation action at any of its properties.

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For purposes of this Agreement, the term (i) “Environmental Law” means any federal, state, local or foreign law, ordinance, regulation, rule, code, order, judgment, decree or other requirement of law (collectively, “laws”) relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, and (ii) “Hazardous Materials” means (a) any material, substance, chemical, pollutant, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, including, without limitation, crude oil or any fraction thereof, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

SECTION 5.18         Insurance. Section 5.18 of the Pyramid Disclosure Schedule sets forth each insurance policy maintained by Pyramid as of the date hereof and each general liability, umbrella and excess liability policy currently maintained by Pyramid (each, a “Pyramid Insurance Policy”). Each Pyramid Insurance Policy is in full force and effect with respect to the period covered and is valid, outstanding and enforceable, and all premiums or installment payments of premiums, as applicable, due thereon have been paid in full. No insurer under any Pyramid Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the knowledge of Pyramid, indicated any intent to do so or not to renew any such policy. To the knowledge of Pyramid, all material claims under the Pyramid Insurance Policies have been filed in a timely fashion.

SECTION 5.19         Affiliate Transactions. Pyramid’s SEC Reports completely and correctly disclose, as of the date of this Agreement, all agreements, contracts, transfers or assets or liabilities or other commitments or transactions required to be disclosed by applicable securities laws, whether or not entered into in the ordinary course of business, to or by which Pyramid, on the one hand, and, on the other hand, any (A) present executive officer or director of Pyramid or any person that has served as such an executive officer or director within the past two years or any of such executive officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of Pyramid Common Stock as of the date hereof, or (C) to the knowledge of Pyramid, any affiliate of any such executive officer, director or owner are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect during the past 12 months, and (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to Pyramid taken as a whole.

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SECTION 5.20         Recommendation of Pyramid Board of Directors; Opinion of Financial Advisor.

(a)          The Pyramid Board, at a meeting duly called and held, duly adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the shareholders of Pyramid, (ii) approving this Agreement and the transactions contemplated hereby, (iii) resolving to recommend adoption of this Agreement and the Pyramid Shareholder Approval Matters, and (iv) directing that the adoption of this Agreement and the approval of the Pyramid Shareholder Approval Matters and the other transactions contemplated hereby be submitted to Pyramid’s shareholders for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

(b)          Pyramid has received an opinion of ROTH Capital Partners, LLC (“Roth”), to the effect that, as of the date of such opinion, the Merger is fair, from a financial point of view, to Pyramid shareholders. A correct and complete copy of the form of such opinion has been made available to the Company. Pyramid has received the approval of Roth to permit the inclusion of a copy of its written opinion in its entirety and/or references thereto in the Proxy Statement/Prospectus, subject to Roth’s and its legal counsel’s review of the Proxy Statement/Prospectus and approval of any references to Roth or its written opinion included therein.

SECTION 5.21         Certain Payments. Pyramid has not, nor to the knowledge of Pyramid, has any director, officer, agent or employee of Pyramid, or any other person, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity or person, private or public, regardless of form, whether in money, property or services, in material violation of any applicable law.

SECTION 5.22         Title to Assets.

(a)          Section 5.22 of the Pyramid Disclosure Schedule sets forth a complete and correct list of (i) all real property and interests in real property owned in fee (individually, an “Owned Property” and collectively, the “Owned Properties”) by Pyramid, and (ii) all real property and interests in real property leased, subleased, or otherwise occupied as lessee (individually, a “Leased Property” and collectively, the “Leased Properties”) by Pyramid, setting forth information sufficient to specifically identify such Owned Properties and Leased Properties, as the case may be, and the legal owner thereof.

(b)          Pyramid has good title to all of its Owned Properties, as reflected in Pyramid Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since September 30, 2013, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) liens for current taxes, payments of which are not yet delinquent or are being disputed in good faith by appropriate proceedings and (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise impair Pyramid’s assets, business or operations.

(c)          Pyramid is in possession of all of its Leased Properties pursuant to each lease or sublease, and Pyramid is entitled to and has exclusive possession of such Leased Properties, and the Leased Properties are not subject to any other legally binding lease, tenancy, license or easement of any kind that materially interferes with Pyramid’s use of its Leased Properties as currently used. Pyramid has good and valid title to the leasehold estate or other interest created under each applicable lease, free and clear of any liens, claims or encumbrances created by, through or under Pyramid, except where the failure to have such good and valid title would not have a Pyramid Material Adverse Effect.

(d)          Pyramid has defensible title to all Pyramid Oil and Gas Properties (as such term is defined below) forming the basis for the reserves reflected in Pyramid Financial Statements as attributable to interests owned by Pyramid, except for those defects in title that do not have a Pyramid Material Adverse Effect, and are free and clear of all liens, except for liens associated with obligations reflected in Pyramid Financial Statements. The oil and gas leases and other agreements that provide Pyramid with operating rights in the Pyramid Oil and Gas Properties are legal, valid and binding and in full force and effect, and the rentals, royalties and other payments due thereunder have been properly and timely paid and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except, in each case, as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Pyramid Material Adverse Effect. As used in this Agreement, the term “Pyramid Oil and Gas Properties” means all of Pyramid’s right, title and interest in, to and under, or derived from oil and gas leases, licenses, authorities to prospect and rights, wells and units, including all land, facilities, personal property and equipment, contracts and information pertaining or relating thereto.

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SECTION 5.23         No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither Pyramid nor any other person makes any other express or implied representation or warranty on behalf of Pyramid or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Pyramid Entities that, except as set forth in the disclosure schedule delivered to Pyramid by the Company at or prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), which shall be arranged in sections corresponding to the numbered sections of this Article VI, it being agreed that disclosure of any item on the Company Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Company Disclosure Schedule:

SECTION 6.01         Organization and Qualification.

(a)          Each of the Company and its subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power or entity power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is duly qualified and licensed to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so organized, existing, qualified, licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect (as hereinafter defined). In this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance, development or occurrence (other than an effect arising out of or resulting from the entering into or the public announcement or disclosure of this Agreement and the transactions contemplated hereby) that, individually or in the aggregate, (i) has a material adverse effect on the business, financial condition or ongoing operations of the Company, or (ii) has a material adverse effect on the Company’s ability to consummate the Merger. True, accurate and complete copies of the certificate of incorporation (including any certificate of designations), bylaws or like organizational documents of the Company and each of its subsidiaries, in each case, as in effect on the date hereof, including all amendments thereto, have heretofore been made available to Pyramid.

(b)          Section 6.01(b) of the Company Disclosure Schedule lists the Company and each of its subsidiaries and sets forth as to each the type of entity, its jurisdiction of organization and, except in the case of the Company, its stockholders or other equity holders. Except for the capital stock of, or other equity or voting interests in, its subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any other entity.

SECTION 6.02         Capitalization.

(a)          The authorized capital stock of the Company consists of 200,000 shares of Company Common Stock, 50,000 shares of Series A Preferred Stock, 35,000 shares of Series B Preferred Stock, and 40,000 shares of blank check preferred stock, par value $0.01 per share. As of the date hereof, (i) 54,000 shares of Company Common Stock are issued and outstanding, all of which have been duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) 15,638 shares of Series A Preferred Stock are issued and outstanding, all of which have been duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (iii) 19,656 shares of Series B Preferred Stock are issued and outstanding, all of which have been duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (iv) 2,739 Company Restricted Shares are issued and outstanding, all of which have been duly authorized, validly issued, fully paid, nonassessable and free and clear of all preemptive rights, and (v) 149 shares of Company Common Stock are reserved for issuance upon vesting and settlement of outstanding Company RSUs. The outstanding shares of Company Common Stock, the Company Preferred Stock, the Company Restricted Shares and the Company RSUs have been issued in compliance with all applicable securities laws. Since the date hereof, except as permitted by this Agreement or as disclosed in Section 6.02(a) of the Company Disclosure Schedule, (x) no shares of capital stock of the Company have been issued, and (y) no options, warrants or securities convertible into, or commitments with respect to the issuance of, shares of capital stock of the Company have been issued, granted or made. Section 6.02(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the holders of record of Company Common Stock and Company Preferred Stock as of the date hereof.

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(b)          Section 6.02(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Stock Plans and all holders of Company Restricted Shares and Company RSUs, indicating with respect to each Company Restricted Share and each Company RSU, the number of shares of Company Common Stock subject to such Company Restricted Shares and Company RSUs, the date of grant, settlement terms, vesting period and the expiration date thereof. The Company has delivered or made available to Pyramid accurate and complete copies of all Company Stock Plans, the standard forms of the Company Restricted Share Agreement and the Company RSU Agreement evidencing Company Restricted Shares and Company RSUs, and any Company Restricted Share Agreements and Company RSU Agreements evidencing a Company Restricted Share or a Company RSU that deviates in any material manner from the Company’s standard forms of the Company Restricted Share Agreement and the Company RSU Agreement.

(c)          Except for Company Restricted Shares and Company RSUs, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company. Except for the Company Voting Agreement, there are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company.

(d)          All of the issued and outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company’s subsidiaries are owned, directly or indirectly, by the Company free and clear of any liens, other than statutory liens for Taxes not yet due and payable and such other restrictions as may exist under applicable law, and liens in favor of the Company’s lenders, and all such shares or other ownership interests have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

SECTION 6.03         Authority; Non-Contravention; Approvals.

(a)          The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholders’ Approval (as defined below), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, subject only to the Company Stockholders’ Approval. The only vote or approval of the holders of any class or series of capital stock of the Company required for approval of this Agreement or the Merger is the affirmative vote of the (i) holders of a majority of the outstanding shares of Company Common Stock, (ii) holders of 66⅔ of the Series A Preferred Stock voting as a separate class, and (iii) holders of 66⅔ of the Series B Preferred Stock voting as a separate class, entitled to vote thereon (the “Company Stockholders’ Approval”). There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company Stockholders may vote. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by the Pyramid Entities, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

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(b)          The Company’s Board of Directors, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) approved this Agreement and the Merger, and determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, and (ii) resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger.

(c)          Except as set forth in Section 6.03(c) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (i) the certificate of incorporation or the bylaws of the Company, (ii) subject to compliance with the requirements set forth in clauses (i)-(iv) of Section 6.03(d) and obtaining the Company Stockholders’ Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its properties or assets, or (iii) any contract to which the Company is now a party or by which the Company or any of its properties or assets may be bound or affected, other than, in the case of clauses (ii) and (iii) of this Section 6.03(c), such violations, conflicts, breaches, defaults, terminations, accelerations, contractual requirements or creations of liens, security interests or encumbrances that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

(d)          Except for (i) the filing with the SEC of the Registration Statement, (ii) the filing of the Certificate of Merger with the Secretary of State in connection with the Merger, (iii) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of the NYSE MKT, and (iv) the credit facility administered by Société Générale, no declaration, filing or registration with, or notice to, Consent of, any governmental or regulatory body or authority or other person is necessary under any Company Material Contract (as defined in Section 6.10(a)) or otherwise for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such Consents which, if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

(e)          The Board of Directors of the Company has approved the Merger, this Agreement and the transactions contemplated hereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated hereby the provisions of Section 203 of DGCL to the extent, if any, such section is applicable to the Merger, this Agreement, and the transactions contemplated hereby.  No other state takeover control share, fair price or similar statute or regulation applies to or purports to apply to the Company with respect to the Merger, this Agreement or the transactions contemplated hereby and thereby.

SECTION 6.04         Financial Statements.

(a)          The Company has made available to Pyramid true and complete copies of (i) the Company’s unaudited balance sheet as of September 30, 2013 (the “Company Balance Sheet”), and the related unaudited statement of operations and statement of cash flows of the Company for the periods covered therein, and (ii) the Company’s audited balance sheets as of December 31, 2012, December 31, 2011, and December 31, 2010, and the related audited statements of operations and statements of cash flows of the Company for the periods covered therein (collectively, the “Company Financial Statements”). The Company Financial Statements (i) are consistent with, and have been prepared from, the books and records of the Company, and (ii) were prepared in accordance with generally accepted accounting principles (except, with respect to any unaudited financial statements) applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and changes in financial position of the Company for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

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(b)          The Company has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K) since December 31, 2009.

(c)          Since January 1, 2010, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Board of Directors of the Company or any committee thereof. Since January 1, 2010, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or (iii) any claim or allegation regarding any of the foregoing.

SECTION 6.05         Liabilities. As of the date hereof, the Company has incurred no liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof in the ordinary course of business, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the financial statements of the Company prepared in accordance with generally accepted accounting principles consistently applied.

SECTION 6.06         Absence of Certain Changes or Events. Since December 31, 2012, (a) except with respect to the transactions contemplated by this Agreement, the Company and each of its subsidiaries has carried on and operated its businesses in all material respects in the ordinary course of business and (b) there have not been any changes, events, circumstances, developments or occurrences that would reasonably be expected to have a Company Material Adverse Effect.

SECTION 6.07         Litigation; Government Investigations. There are no material claims, suits, actions, proceedings, arbitrations or other actions pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. No material investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of the Company, threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. Neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, or any settlement agreement or stipulation, which as of the date hereof prohibits the consummation of the transactions contemplated hereby or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

SECTION 6.08         Proxy Statement/Prospectus. None of the information to be supplied by the Company or its stockholders for inclusion in the Proxy Statement/Prospectus will, at the time of the mailing thereof or any amendments or supplements thereto, or as of the date of the Company Stockholder Written Consents (as such term is defined in Section 7.07(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied in writing by any Pyramid Entity for inclusion therein.

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SECTION 6.09         No Violation of Law. Neither the Company nor any of its subsidiaries is in violation of or has been given written (or, to the knowledge of the Company, oral) notice of any violation of any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority, except for violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is in violation of the terms of any permits, licenses, franchises, variances, exemptions, orders and other governmental Consents necessary to conduct their respective businesses as presently conducted, except for delays in filing reports or violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

SECTION 6.10         Material Contracts; Compliance with Contracts.

(a)          Section 6.10 of the Company Disclosure Schedule includes a list of each contract, agreement, license, arrangement or understanding to which the Company or any of its subsidiaries is a party or by which the Company or any its subsidiaries or their respective assets are bound or affected as of the date hereof (each, a “Company Material Contract”):

(i)          which would be deemed a “material contract” within the meaning of Item 601(b)(10) of SEC Regulation S-K;

(ii)         pursuant to which payments are required or acceleration of benefits is required upon a change of control of the Company or similar event;

(iii)        which is material to the Company’s or any of the Company’s subsidiaries’ assets, including the Company’s Intellectual Property (as such term is defined in Section 6.15), or business and which requires the Consent or waiver of a third party prior to the Company consummating the transactions contemplated hereby; or

(iv)        which relates to (A) any acquisition by or from the Company or any of its subsidiaries, or any grant by or to the Company or any of its subsidiaries, of any right, title or interest in, under or to any of the Company’s Intellectual Property, contracts, agreements, arrangements or understandings or (B) any covenant not to sue granted by the Company to any person or granted by any person to the Company for the benefit of the Company, with respect to any of the Company’s Intellectual Property, all of which the Company’s Intellectual Property in clauses (A) and (B) is material to the Company, other than standardized nonexclusive licenses obtained by the Company in the ordinary course of business.

(b)          With respect to each Company Material Contract (i) the Company Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the Company or its applicable subsidiary, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) neither the Company nor any of its subsidiaries is in material breach or violation of or in material default in the performance or observance of any term or provision of, and, to the knowledge of the Company, no event has occurred which, with lapse of time or action by a third party, would result in a default under, the Company Material Contract.

(c)          True, accurate and complete copies of each Company Material Contract have heretofore been made available to Pyramid.

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SECTION 6.11         Taxes.

(a)          The Company has timely (i) filed with the appropriate governmental authorities all material Tax Returns (as defined below) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or reserved in accordance with generally accepted accounting principles on the Company Financial Statements all material Taxes (as defined below) required to be paid. The Company has not requested an extension of time within which to file a material Tax Return, which has not been since filed. There are no liens for Taxes upon any property or asset of the Company, other than liens for Taxes not yet due and payable or Taxes contested in good faith by appropriate proceedings or that are otherwise not material and reserved against in accordance with generally accepted accounting principles. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company, which has not been fully paid or adequately reserved or reflected in the Company Financial Statements, and there are no material unresolved issues of law or fact arising out of a written notice of a deficiency, proposed deficiency or assessment from the Internal Revenue Service or any other governmental taxing authority with respect to Taxes of the Company. The Company has not agreed to an extension of time with respect to a Tax deficiency, other than extensions which are no longer in effect. Neither the Company nor any of its subsidiaries has received (A) notice from any federal taxing authority of its intent to examine or audit any of the Company’s or any of its subsidiaries’ Tax Returns or (B) notice from any state taxing authority of its intent to examine or audit any of the Company’s or any of its subsidiaries’ Tax Returns, other than notices with respect to examinations or audits by any state taxing authority that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is not a party to any agreement providing for the allocation or sharing of Taxes with any entity other than agreements the consequences of which are fully and adequately reserved for in the Company Financial Statements. The Company has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the five-year period ending on the date hereof.

(b)          The Company and each of its subsidiaries has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable law.

(c)          The statutes of limitations for the federal income Tax Returns of the Company and its subsidiaries have expired or otherwise have been closed for all taxable periods ending on or before December 31, 2007.

(d)          Since December 31, 2007, neither the Company nor any of its subsidiaries has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of a material amount of Taxes, nor is any request for such a waiver or extension pending.

(e)          Neither the Company nor any of its subsidiaries is the subject of or bound by any material private letter ruling, technical advice memorandum, closing agreement or similar material ruling, memorandum of agreement with any taxing authority.

(f)          Neither the Company nor its subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any “reportable transactions,” as defined in Section 1.6011-4(b)(1) of the U.S. Treasury Regulations.

(g)          Neither the Company nor any of its subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, or (iii) deferred intercompany gain or excess loss account described in the U.S. Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(h)          Neither the Company nor any of its subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(i)          The Company has made available to Pyramid correct and complete copies of (i) all U.S. federal income Tax Returns of the Company and its subsidiaries relating to taxable periods ending on or after December 31, 2007, filed through the date hereof and (ii) any material audit report within the last three years relating to any material Taxes due from or with respect to the Company or any of its subsidiaries.

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(j)          No jurisdiction where the Company or any of its subsidiaries does not file a Tax Return has made a claim that the Company or any of its subsidiaries is required to file a Tax Return for a material amount of Taxes for such jurisdiction.

(k)          Within the last three years, neither the Company nor any of its subsidiaries has owned any material assets located outside the United States or conducted a material trade or business outside the United States.

(l)          Except as set forth in Section 6.11(l) of the Company Disclosure Schedule, all of the transactions which the Company has accounted for as hedges under SFAS 133 have also been treated as hedging transactions for federal income Tax purposes pursuant to U.S. Treasury Regulation Section 1.1221-2 and have been properly identified as such under U.S. Treasury Regulation Section 1.1221-2(f).

SECTION 6.12         Employee Benefit Plans; ERISA; Employment Agreements.

(a)          Section 6.12(a) of the Company Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, change in control, supplemental retirement, fringe benefits, cafeteria benefits, salary continuation, vacation, sick, or other paid leave, employment or consulting, hospitalization or other medical, dental, life (including all individual life insurance policies as to which the Company or any of its subsidiaries is the owner, the beneficiary or both) or other insurance or coverage, disability, death benefit, or other benefits, whether written or unwritten, including without limitation each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to by the Company and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as an ERISA Affiliate of the Company or any of its subsidiaries for the benefit of any person who performs or who has performed services for the Company or any of its subsidiaries, or with respect to which the Company, any of its subsidiaries, or any ERISA Affiliate of the Company or any of its subsidiaries has or may have any liability (including without limitation contingent liability) or obligation (collectively, the “Company Employee Plans”).

(b)          The Company has furnished to Pyramid true and complete copies of documents embodying each of the Company Employee Plans and related plan documents, including without limitation trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto.  With respect to each Company Employee Plan, if any, that is subject to ERISA reporting requirements, the Company has provided copies of the Form 5500 reports filed for the last five plan years.

(c)          Compliance.  (i) Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and the Company and each ERISA Affiliate of the Company have performed all material obligations required to be performed by them under, are not in material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (ii) any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code, or has time remaining to apply under applicable U.S. Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; (iii) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (iv) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Employee Plan; (v) none of Company or, to the knowledge of the Company, any ERISA Affiliate of the Company is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plan; (vi) all contributions required to be made by Company or any ERISA Affiliate of the Company to any Company Employee Plan have been timely paid and accrued; (vii) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (viii) each Company Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan; (ix) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor; and (x) there has been no amendment to, written interpretation or announcement by Company or any ERISA Affiliate of the Company that would materially increase the expense of maintaining any Company Employee Plan above the level of expense incurred with respect to that Company Employee Plan for the most recent fiscal year included in the Company Financial Statements. No current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Company or any subsidiary of the Company has or will obtain a right to receive a gross-up payment from the Company or any subsidiary of the Company with respect to any Tax that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code or otherwise.

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(d)          Neither the Company nor any ERISA Affiliate of the Company has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including without limitation any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.  None of Company or any ERISA Affiliate of the Company has any actual or potential withdrawal liability (including without limitation any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e)          With respect to each Company Employee Plan, the Company and each of its subsidiaries has complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of HIPAA; and (iv) the applicable requirements of the Cancer Rights Act of 1998.  Neither the Company nor any of its subsidiaries has unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage extension or continuation.

(f)          The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company, any subsidiary of the Company, or any ERISA Affiliate of the Company or any subsidiary of the Company to severance benefits or any other payment (including without limitation unemployment compensation, golden parachute, bonus or benefits under any Company Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider.  No benefit payable or that may become payable by the Company or any subsidiary of the Company pursuant to any Company Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code and no such benefit will fail to be deductible for federal income Tax purposes by virtue of Sections 162(m) of the Code.  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Merger Effective Time in accordance with its terms, without material liability to Pyramid, the Company or any subsidiary of the Company other than ordinary administration expenses typically incurred in a termination event.

(g)          The Company and each subsidiary of the Company is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment, including without limitation applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws.  There are no proceedings pending or, to the knowledge of the Company, reasonably expected or threatened, between the Company or any of its subsidiaries, on the one hand, and any or all of their respective current or former employees, on the other hand, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage.  There are no claims pending, or, to the knowledge of the Company, reasonably expected or threatened, against the Company or any of its subsidiaries under any workers’ compensation or long-term disability plan or policy.  Neither the Company nor any of its subsidiaries has unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract.  Neither the Company nor any of its subsidiaries is paying or is obligated to pay any employee or any former employee any disability or workers compensation payments or unemployment benefits. The employment of each of the Company’s employees and each of the employees of each subsidiary of the Company is terminable by the Company or its subsidiaries, as applicable, at will.  To the best of the knowledge of the Company, no employee of the Company or any of its subsidiaries intends to terminate his employment with the Company or any of its subsidiaries.

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(h)          Neither the Company nor any subsidiary of the Company is a party to or bound by any employment, consulting, termination, severance or similar agreement with any individual officer, director or employee of the Company or any subsidiary of the Company, or any agreement pursuant to which any such person is entitled to receive any benefits from the Company or any subsidiary of the Company upon the occurrence of a change in control of the Company or similar event.

(i)          All Company Employee Plans that are subject to Section 409A of the Code are in compliance with the requirements of such Code section and regulations and other guidance thereunder. No Company Common Stock or other security of the Company, any of its subsidiaries or other affiliates and no real property is held in trust or otherwise set aside for funding benefit obligations under any Company Employee Plan.

SECTION 6.13         Environmental Matters. The Company and each of its subsidiaries is in material compliance with all applicable Environmental Laws, which compliance includes the possession by the Company or its subsidiary, as applicable, of all material permits and other governmental authorizations required under applicable Environmental Laws and material compliance with the terms and conditions thereof. The Company has made available to Pyramid an accurate and complete list for any property owned or leased at any time by the Company of any and all material permits, spill reports and notifications from any governmental body, court, administrative agency or commission or other governmental authority or instrumentality held, prepared or received, as applicable, by the Company at any time during the past 10 years with respect to the generation, treatment, storage and disposition by the Company of Hazardous Materials. The Company has not received since January 1, 2004, any written notice, whether from a governmental body, court, administrative agency or commission or other governmental authority or instrumentality, citizens group, employee or otherwise, that alleges that the Company or any of its subsidiaries is not in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s or any of its subsidiaries’ compliance with any Environmental Law in the future. To the knowledge of the Company: (a) no current or prior owner of any property leased or controlled by the Company has received since January 1, 2004 any written notice or other communication relating to property owned or leased at any time by the Company, whether from a governmental body, court, administrative agency or commission or other governmental authority or instrumentality, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company are not in compliance with or violated any Environmental Law relating to such property and (b) the Company does not have any material liability under any Environmental Law.          The Company is not aware of any ongoing environmental corrective action or remediation action at any of its properties.

SECTION 6.14         Title to Assets.

(a)          Section 6.14 of the Company Disclosure Schedule sets forth a complete and correct list of (i) all Owned Property of the Company and its subsidiaries, and (ii) all Leased Property of the Company and its subsidiaries, setting forth information sufficient to specifically identify such Owned Properties and Leased Properties, as the case may be, and the legal owner thereof.

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(b)          The Company and its subsidiaries have good title to all of their Owned Properties, as reflected in the Company Balance Sheet, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) liens for current Taxes, payments of which are not yet delinquent or are being disputed in good faith by appropriate proceedings and (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise have a Company Material Adverse Effect.

(c)          The Company and its subsidiaries are in possession of all of their Leased Properties pursuant to each lease or sublease, and the Company is entitled to and has exclusive possession of such Leased Properties, and the Leased Properties are not subject to any other legally binding lease, tenancy, license or easement of any kind that materially interferes with the Company’s use of the Leased Properties as currently used. The Company has good and valid title to the leasehold estate or other interest created under each applicable lease, free and clear of any liens, claims or encumbrances created by, through or under the Company, except where the failure to have such good and valid title would not have a Company Material Adverse Effect.

(d)          The Company and its subsidiaries have defensible title to all Company Oil and Gas Properties (as such term is defined below) forming the basis for the reserves reflected in the Company Financial Statements as attributable to interests owned by the Company, except for those defects in title that do not have a Company Material Adverse Effect, and are free and clear of all liens, except for liens associated with obligations reflected in the Company Financial Statements. The oil and gas leases and other agreements that provide the Company with operating rights in the Company Oil and Gas Properties are legal, valid and binding and in full force and effect, and the rentals, royalties and other payments due thereunder have been properly and timely paid and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except, in each case, as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Company Material Adverse Effect. As used in this Agreement, the term “Company Oil and Gas Properties” means all of the Company’s and any of its subsidiaries’ right, title and interest in, to and under, or derived from oil and gas leases, licenses, authorities to prospect and rights, wells and units, including all land, facilities, personal property and equipment, contracts and information pertaining or relating thereto.

SECTION 6.15         Intellectual Property. The Company and its subsidiaries own free and clear of any lien, or possess licenses or other valid rights to use, all patents, patent rights, domain names, trademarks (registered or unregistered), trade dress, trade names, copyrights (registered or unregistered), service marks, trade secrets, know-how and other confidential or proprietary rights and information, inventions (patentable or unpatentable), processes, formulae, as well as all goodwill symbolized by any of the foregoing (collectively, “Intellectual Property”) necessary in connection with the business of the Company and its subsidiaries as currently conducted, except where the failure to possess such rights or licenses would not have a Company Material Adverse Effect. To the knowledge of the Company, (i) the conduct, products or services of the business of the Company and its subsidiaries as currently conducted do not infringe upon any Intellectual Property of any third party except where such infringement would not have a Company Material Adverse Effect, and (ii) there are no claims or suits pending or, to the knowledge of the Company, threatened (x) alleging that the Company’s and its subsidiaries’ conduct, products or services infringe upon any Intellectual Property of any third party except where such infringement would not have a Company Material Adverse Effect, or (y) challenging the Company’s and its subsidiaries’ ownership of, right to use, or the validity or enforcement of any license or other agreement relating to the Company’s Intellectual Property except where such challenge would not have a Company Material Adverse Effect. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or any encumbrance on, the rights of the Company or any of its subsidiaries with respect to the Intellectual Property owned or used by them, except where such loss or encumbrance would not have a Company Material Adverse Effect.

SECTION 6.16         Insurance. Section 6.16 of the Company Disclosure Schedule sets forth each insurance policy maintained by or on behalf of the Company and its subsidiaries as of the date hereof and each general liability, umbrella and excess liability policy currently maintained by the Company and its subsidiaries (each, a “Company Insurance Policy”). Each Company Insurance Policy is in full force and effect with respect to the period covered and is valid, outstanding and enforceable, and all premiums or installment payments of premiums, as applicable, due thereon have been paid in full. No insurer under any Company Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the knowledge of the Company, indicated any intent to do so or not to renew any such policy. To the knowledge of the Company, all material claims under the Company Insurance Policies have been filed in a timely fashion.

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SECTION 6.17         Certain Payments. The Company has not, nor to the knowledge of the Company, has any director, officer, agent or employee of the Company or its subsidiaries, or any other person, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity or person, private or public, regardless of form, whether in money, property or services, in material violation of any applicable law.

SECTION 6.18         Brokers and Finders. The Company has not entered into any contract with any person that may result in the obligation of the Company or the Surviving Corporation to pay any investment banking fees, finder’s fees or brokerage fees in connection with the transactions contemplated hereby. The Company has provided to Pyramid a true, correct and complete copy of any and all engagement or retention agreements with financial advisors or other advisors, to which the Company is a party and which are related to the transactions contemplated hereby.

SECTION 6.19         Production and Reserves. Netherland, Sewell & Associates, Inc., whose report as of July 31, 2013 and dated August 28, 2013 (the “Reserve Report”) provided to Pyramid, was as of the date of such report, and is, as of the date hereof, an independent reserve engineer and acts as independent reserve engineer with respect to the Company. The information underlying the estimates of reserves of the Company and its subsidiaries contained in Reserve Report, which information was supplied by the Company to Netherland, Sewell & Associates, Inc., for purposes of reviewing the Reserve Report and estimates of the Company and preparing the letter of Netherland, Sewell & Associates, Inc., including production and costs of operation, was true and correct in all material respects on the dates such estimates were made and such information was supplied and was prepared in accordance with customary industry practices. Other than (i) the production of reserves in the ordinary course of business, and (ii) the intervening price fluctuations, the Company is not aware of any facts or circumstances that would result in a Company Material Adverse Effect in its proved reserves in the aggregate, or the aggregate present value of estimated future net revenues of the Company or the standardized measure of discounted future net cash flows therefrom, as described in the Reserve Report and reflected in the reserve information as of the respective dates such information is given.

SECTION 6.20         Tax Matters. Neither the Company nor any of its subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Without limiting the generality of the foregoing:

(a)          The Merger will be carried out strictly in accordance with this Agreement, the Company is not a party to any other written or oral agreements regarding the Merger other than those expressly referred to in this Agreement, and Pyramid will obtain control of the Company as defined in Section 368(c) of the Code in exchange for Pyramid voting Common Stock.

(b)          Pyramid is a publicly traded company and its value is determined on that basis. The Merger Consideration was negotiated by the parties on an arm’s length basis. The Company believes, based on the volume weighted average closing price of Pyramid Common Stock over the fifteen trading days prior to the date of this Agreement, that the fair market value of the Merger Consideration received by each stockholder of the Company will be approximately equal to the fair market value of Company Common Stock and Company Preferred Stock exchanged in the Merger.

(c)          Prior to the Merger Effective Time and in connection with or anticipation of the Merger, (i) none of the shares of Company Common Stock will be redeemed, (ii) no extraordinary dividends will be made with respect to the shares of Company Common Stock, and (iii) none of the shares of Company Common Stock will be acquired by the Company or any Related Person.

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(d)          The Company and Company Stockholders will each pay their respective expenses, if any, incurred in connection with the Merger.

(e)          Any compensation paid to the Company Stockholders who enter (or have entered) into employment, consulting or noncompetitive contracts, if any, with Pyramid (a) will be for services actually rendered or to be rendered, (b) will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services, and (c) will not represent consideration for the surrender of the shares of Company Common Stock in the Merger.

(f)          No debt of the Company is guaranteed by any Company Stockholder.

(g)          The Company owns no stock of Pyramid.

(h)          No assets of the Company have been sold, transferred or otherwise disposed of which would prevent Pyramid from continuing the historic business of the Company or from using a significant portion of the Company’s historic business assets in a business following the Merger, within the meaning of U.S. Treasury Regulation Section 1.368-1(d) or prevent the Company from holding substantially all of the Company’s assets at and after the Merger Effective Time (ninety percent (90%) of the fair value of its net assets and seventy percent (70%) of the fair value of its gross assets, taking into account cash paid to dissenters).

(i)          The Company is not an investment company as defined in Section 368(a)(2)(F) of the Code. An investment company is (1) a regulated investment company; (2) a real estate investment trust; or (3) a corporation (i) fifty percent (50%) or more of the value of whose total assets are stock and securities, and (ii) eighty percent (80%) or more of the value of whose total assets are held for investment. In making the fifty percent and eighty percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and a parent corporation shall be deemed to own its ratable share of the subsidiary’s assets, and a corporation shall be considered a subsidiary if a parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote, or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding. For this purpose, “total assets” shall not include cash and cash items (including receivables) and government securities.

(j)          The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(k)          There is no indebtedness existing between Pyramid, Merger Subsidiary and the Company that was or will be issued, acquired, or settled at a discount in connection with the Merger.

(l)          The Company has substantial non-tax business purposes and reasons for the Merger, and the terms of the Merger are the product of arm’s length negotiations.

(m)          The Company will not take, and the Company is not aware of any plan or intention of any of the Company Stockholders to take, any position on any Tax Return, or take any other Tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a “determination” (as defined in Code Section 1313(a)(1)).

(n)          No stock or securities of the Company will be issued to any Company Stockholder for services rendered to or for the benefit of Pyramid or the Company in connection with the Merger (except to the extent of outstanding Company Restricted Shares or Company RSUs described in Section 3.04).

(o)          No stock or securities of Pyramid or of the Company will be issued to any Company Stockholder for any indebtedness owed to any Company Stockholder in connection with the Merger.

(p)          No assets were transferred to the Company, nor did the Company assume any liabilities, in anticipation of the Merger. On the date of the Merger the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

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(q)          The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since February 4, 2009. The stock of the Company has not been distributed in a transaction satisfying the requirements of Section 355 of the Code since February 4, 2009.

(r)          During the five-year period leading up to and ending as of the Merger Effective Time, the Company was a USRPHC.

(s)          At the Merger Effective Time, except as contemplated by Section 3.04, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Company.

SECTION 6.21         No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI, neither the Company nor any other person makes any other express or implied representation or warranty on behalf of the Company or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VII

COVENANTS

SECTION 7.01         Conduct of Business by the Company Pending the Merger. Except as otherwise contemplated by this Agreement or disclosed in the Company Disclosure Schedule, after the date hereof and until the Merger Effective Time or earlier termination of this Agreement (the “Pre-Closing Period”), unless Pyramid shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed), the Company shall:

(a)          conduct its business in the ordinary course of business consistent with past practice;

(b)          use its commercially reasonable efforts to mitigate or compromise the liabilities of the Company from time to time;

(c)          not (i) amend or propose to amend its certificate of incorporation or its bylaws, except as agreed to by the parties hereto, (ii) split, combine, subdivide or reclassify any shares of outstanding capital stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or make any other distribution in respect of any shares of its capital stock, except for dividends by a direct or wholly-owned subsidiary of the Company to its parent, or a semi-annual (or pro-rated) cash or in-kind dividend on the Company Preferred Stock, or (iv) repurchase, redeem or otherwise acquire, or modify or amend, any shares of its capital stock or any other securities or any rights, warrants or options to acquire any such shares or other securities;

(d)          except as set forth in Section 6.02(a) of the Company Disclosure Schedule, not issue, sell, pledge, grant or dispose of, or agree to issue, sell, pledge, grant or dispose of, any Company Restricted Shares, Company RSUs, or any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or any debt or equity securities convertible into or exchangeable for its capital stock, except that the Company may issue shares upon conversion of Company Preferred Stock outstanding on the date hereof;

(e)          not (i) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (ii) make any acquisition of any capital stock, assets or businesses of any other person other than expenditures for current assets in the ordinary course of business consistent with past practice and expenditures for fixed or capital assets in the ordinary course of business consistent with past practice, (iii) sell, pledge, dispose of or encumber any assets or businesses that are material to the Company, except (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (B) pursuant to contracts that are in force at the date of this Agreement and are disclosed in Section 6.10 of the Company Disclosure Schedule, (C) dispositions of obsolete or worthless assets or, or (iv) enter into any contract with respect to any of the foregoing;

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(f)          use all reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with it, other than as expressly permitted by the terms of this Agreement;

(g)          not make capital expenditures or enter into any binding commitment or contract to make capital expenditures, except (i) capital expenditures which the Company is currently committed to make, (ii) capital expenditures in the ordinary course of the Company’s business, (iii) capital expenditures for repairs and other capital expenditures necessary in light of circumstances not anticipated as of the date of this Agreement which are necessary to avoid significant disruption to the Company’s business or operations consistent with past practice, and (iv) repairs and maintenance in the ordinary course of business;

(h)          not adopt a plan or agreement of complete or partial liquidation or dissolution;

(i)          not pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (B) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, the Company Financial Statements (or the notes thereto);

(j)          not enter into any contract that restrains, limits or impedes the ability of the Company or the Surviving Corporation to compete with or conduct any business or line of business, including geographic limitations on the activities of the Company;

(k)          except in the ordinary course of the Company’s business, not materially modify or amend, or terminate any Company Material Contract, or waive, relinquish, release or terminate any material right or material claim, or enter into any contract that would have been a Company Material Contract if it had been in existence at the time of the execution of this Agreement; and

(l)          not agree to take any of the foregoing actions.

SECTION 7.02         Conduct of Business by Pyramid Pending the Merger. Except as otherwise contemplated by this Agreement or disclosed in the Pyramid Disclosure Schedule, during the Pre-Closing Period, unless the Company shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed), Pyramid shall:

(a)          conduct its business in the ordinary course of business consistent with past practice;

(b)          not (i) amend or propose to amend its Restated Articles of Incorporation or its Amended and Restated Bylaws, (ii) split, combine, subdivide or reclassify any shares of Common Stock, or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or make any other distribution in respect of any shares of Common Stock;

(c)          use all reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with it, other than as expressly permitted by the terms of this Agreement;

(d)          not adopt a plan or agreement of complete or partial liquidation or dissolution;

(e)          not pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (B) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, Pyramid Financial Statements (or the notes thereto);

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(f)          not enter into any contract that restrains, limits or impedes its ability to compete with or conduct any business or line of business, including geographic limitations on its activities;

(g)          not make any changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in generally accepted accounting principles or applicable law;

(h)          not enter into, amend, modify or renew any employment, consulting, severance or similar contract with, pay any bonus or grant any increase in salary, wage or other compensation or any increase in any employee benefit to, any of its directors, officers or employees, except in each such case (i) as may be required by applicable law or (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of contracts that are in effect on the date hereof;

(i)          not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any of its directors, officers or employees, except, in each such case (i) as may be required by applicable law or pursuant to the terms of this Agreement, (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of contracts that are in effect on the date hereof or (iii) if requested by the Company, Pyramid will terminate its 5304-Simple Plan effective immediately before the Merger Effective Time”;

(j)          except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date hereof or as expressly provided by this Agreement, not accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

(k)          not agree to the settlement of any claim, litigation, investigation or other action that is material to it;

(l)          except in the ordinary course of its business, not materially modify or amend, or terminate any Pyramid Material Contract, or waive, relinquish, release or terminate any material right or material claim, or enter into any contract that would have been a Pyramid Material Contract if it had been in existence at the time of the execution of this Agreement; and

(m)          not agree to take any of the foregoing actions.

SECTION 7.03         No Solicitation.

(a)          General.  Each party hereto agrees that it shall not, nor shall it authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it to, and that it shall use commercially reasonable efforts to cause its non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal (as defined below) or Acquisition Inquiry (as defined below) or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such party to any person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (unless permitted pursuant to Sections 7.07 and 7.08); or (v) execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Proposal; provided, however, that, notwithstanding anything contained in this Section 7.03(a), prior to obtaining the Company Stockholders’ Approval, the Company may, and prior to obtaining Pyramid Shareholder Approval, Pyramid may, furnish nonpublic information regarding such party to, and enter into discussions or negotiations with, any person in response to a bona fide written Acquisition Proposal, which such party’s Board of Directors determines in good faith, after consultation with a nationally recognized independent financial advisor and its outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) such Acquisition Proposal was not solicited in violation of this Section 7.03(a); (B) the Board of Directors of such party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the Board of Directors of such party under applicable laws; (C) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such person, such party gives the other parties written notice of the identity of such person and of such party’s intention to furnish nonpublic information to, or enter into discussions with, such person; (D) such party receives from such person an executed confidentiality agreement containing provisions at least as favorable to such party as those contained in the Confidentiality Agreements; and (E) prior to furnishing any such nonpublic information to such person, such party furnishes such nonpublic information to the other parties hereto (to the extent such nonpublic information has not been previously furnished by such party to the other parties).  Without limiting the generality of the foregoing, each party acknowledges and agrees that, in the event any representative of such party (whether or not such representative is purporting to act on behalf of such party) takes any action that, if taken by such party, would constitute a breach of this Section 7.03 by such party, the taking of such action by such representative shall be deemed to constitute a breach of this Section 7.03 by such party for purposes of this Agreement.

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For purposes of this Agreement, the term: (i) “Acquisition Inquiry” means, with respect to a party hereto, an inquiry, indication of interest or request for information that could reasonably be expected to lead to an Acquisition Proposal with such party; (ii) “Acquisition Proposal” means, with respect to a party hereto, any offer or proposal, whether written or oral, from any person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Pyramid, Delaware Merger Subsidiary, the Company or any affiliates thereof (each, a “third party”) to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of (a) 15% or more of any class of the equity securities of such party or (b) 15% or more of the fair market value of the assets of such party, in each case pursuant to any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction or series of related transactions, which is structured to permit a third party to acquire beneficial ownership of (y) 15% or more of any class of equity securities of the party or (z) 15% or more of the fair market value of the assets of the party; provided, however, that, for purposes of Sections 10.02(a) and 10.02(b), all such references to “15%” shall be deemed to be “50%”; and (iii) “Superior Offer” means an unsolicited bona fide written offer by a third party to enter into (a) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the stockholders of a party hereto prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate company entity thereof) or (B) in which a person or “group” (as defined in Section 13(d)(3) of the Exchange Act) directly or indirectly acquires beneficial ownership of securities representing 50% or more of the voting power of the party’s capital stock then outstanding or (b) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the party, taken as a whole, in a single transaction or a series of related transactions that: (A) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (B) is on terms and conditions that the Board of Directors of Pyramid or the Company, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its Board of Directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is reasonably likely to be more favorable, from a financial point of view, to Pyramid’s shareholders or the Company’s stockholders, as applicable, than the Merger and the other transactions contemplated hereby; and (y) is reasonably capable of being consummated.

(b)          Notice of Proposal or Inquiry.  If any party or any representative of such party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such party shall promptly (and in no event later than 24 hours after such party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other parties hereto orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such party shall keep the other parties informed in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

(c)          Cease Current Discussions. Each party shall immediately cease and cause to be terminated any existing discussions with any person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement.

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SECTION 7.04         Access to Information; Confidentiality.

(a)          Subject to applicable law relating to the exchange of information, the parties shall afford to each other and the other’s accountants, counsel, financial advisors, sources of financing and other representatives reasonable access during normal business hours with reasonable notice throughout the period from the date hereof until the Merger Effective Time to all of their respective properties, books, contracts and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement, and (ii) such other information concerning its businesses, properties and personnel as any party shall reasonably request, and will use reasonable efforts to obtain the reasonable cooperation of its officers, employees, counsel, accountants, consultants and financial advisors in connection with the review of such other information by the parties and their respective representatives.

(b)          The parties hereto acknowledge that the Confidentiality Agreements, dated December 27, 2013, between Pyramid and the Company (the “Confidentiality Agreements”) shall continue in full force and effect in accordance with their terms.

SECTION 7.05         Notices of Certain Events.

(a)          The Company and Pyramid shall as promptly as reasonably practicable after their executive officers acquire knowledge thereof, notify the other of: (i) any notice or other communication from any person alleging that the Consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement which Consent relates to a Pyramid Material Contract or a Company Material Contract, as applicable, or the failure of which to obtain could materially delay consummation of the Merger; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened, relating to or involving or otherwise affecting the Company or Pyramid, as the case may be that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 7.09, 7.10 or 7.12, or which relate to the consummation of the transactions contemplated by this Agreement.

(b)          Subject to the provisions of Section 7.03, each of the Company and Pyramid agrees to give prompt notice to the other of, and to use its reasonable best efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would reasonably be expected to cause any of its representations or warranties in this Agreement to be untrue or inaccurate at the Merger Effective Time unless such occurrence or failure to occur would not reasonably be expected to have a Company Material Adverse Effect or a Pyramid Material Adverse Effect, as the case may be, and (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder unless such failure would not reasonably be expected to have a Company Material Adverse Effect or a Pyramid Material Adverse Effect, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 7.05(b) shall not limit or otherwise affect the representations, warranties, covenants or agreements of the parties, the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

SECTION 7.06         Merger Subsidiary. Pyramid will take all action necessary to cause its subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Until the Merger Effective Time, Merger Subsidiary will not carry on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary hereto.

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SECTION 7.07         Company Stockholder Meeting or Written Consent.

(a)          Promptly after the S-4 Effective Date (as defined in Section 7.09(a)), the Company shall solicit approval at a meeting or by written consent (each a “Company Stockholder Written Consent” and collectively, the “Company Stockholder Written Consents”) from the holders of Company Common Stock, Series A Preferred Stock and Series B Preferred Stock for purposes of adopting this Agreement and approving the Merger, and all other transactions contemplated by this Agreement, and the Company shall use its reasonable best efforts to obtain the requisite approval from its stockholders by the date twenty business days after the S-4 Effective Date.

(b)          The Company agrees that, subject to Section 7.07(c): (i) the Board of Directors of the Company shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the Merger and shall use reasonable best efforts to solicit such approval within the time set forth in Section 7.07(a) (the recommendation of the Board of Directors of the Company that the Company’s stockholders vote to adopt and approve this Agreement and the Merger being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Pyramid, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Pyramid shall be adopted or proposed.

(c)          Notwithstanding anything to the contrary contained in Section 7.07(b), at any time prior to the approval of this Agreement by the Company’s stockholders, the Board of Directors of the Company may withhold, amend, withdraw or modify the Company Board Recommendation in a manner adverse to Pyramid if, but only if the Board of Directors of the Company determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withdraw, withhold, amend, or modify such recommendation would result in a breach of its fiduciary duties under applicable law; provided, that Pyramid receives written notice from the Company confirming that the Board of Directors of the Company has determined to change its recommendation at least two business days in advance of the Company Board Recommendation being so withdrawn, withheld, amended or modified in a manner adverse to Pyramid.

(d)          The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consent in accordance with Section 7.07(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

SECTION 7.08         Pyramid Shareholders’ Meeting.

(a)          Pyramid shall take all action necessary and within its powers under applicable law to call, give notice of and hold a meeting (such meeting, the “Pyramid Shareholders’ Meeting”) of the holders of Pyramid Common Stock to vote on (i) this Agreement, (ii) the principal terms of the Merger, (iii) the issuance of shares of Pyramid Common Stock in the Merger, and (iv) the Pyramid Restated Articles (collectively, the “Pyramid Shareholder Approval Matters”). The Pyramid Shareholders’ Meeting shall be held as promptly as practicable after the S-4 Effective Date. Pyramid shall take reasonable measures to ensure that all proxies solicited in connection with the Pyramid Shareholders’ Meeting are solicited in compliance with all applicable laws.

(b)          Pyramid agrees that, subject to Section 7.08(c): (i) the Board of Directors of Pyramid shall recommend that the holders of Pyramid Common Stock vote to approve the Pyramid Shareholder Approval Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 7.08(a), (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Pyramid recommends that Pyramid’s shareholders vote to approve the Pyramid Shareholder Approval Matters (the recommendation of the Board of Directors of Pyramid that Pyramid’s shareholders vote to approve the Pyramid Shareholder Approval Matters being referred to as the “Pyramid Board Recommendation”); and (iii) the Pyramid Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the Board of Directors of Pyramid or any committee thereof to withdraw or modify the Pyramid Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

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(c)          Notwithstanding anything to the contrary contained in Section 7.08(b), at any time prior to the approval of the Pyramid Shareholder Approval Matters by Pyramid’s shareholders, the Board of Directors of Pyramid may withhold, amend, withdraw or modify the Pyramid Board Recommendation in a manner adverse to the Company if, but only if the Board of Directors of Pyramid determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would result in a breach of its fiduciary duties under applicable law; provided, that the Company receives written notice from Pyramid confirming that the Board of Directors of Pyramid has determined to change its recommendation at least two business days in advance of the Pyramid Board Recommendation being withdrawn, withheld, amended or modified in a manner adverse to the Company.

(d)          Pyramid’s obligation to call, give notice of and hold the Pyramid Shareholders’ Meeting in accordance with Section 7.08(a) shall not be limited or otherwise affected by any withdrawal or modification of the Pyramid Board Recommendation.

(e)          Nothing contained in this Agreement shall prohibit Pyramid or its Board of Directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Pyramid or its Board of Directors pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Pyramid is unable to take a position with respect to the bidder’s tender offer unless the Board of Directors of Pyramid determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable law. Pyramid shall not withdraw or modify in a manner adverse to the Company the Pyramid Board Recommendation unless specifically permitted pursuant to the terms of Section 7.08(c).

SECTION 7.09         Proxy Statement/Prospectus; Registration Statement.

(a)          As promptly as practicable after the date of this Agreement, the parties hereto shall prepare and cause to be filed with the SEC the Proxy Statement/Prospectus and Pyramid shall prepare and cause to be filed with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus.  Each of the parties shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of the parties shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the stockholders of Pyramid and the Company as promptly as practicable after the date on which the Registration Statement is declared effective under the Securities Act (the “S-4 Effective Date”).  Each party hereto shall promptly furnish to the other party all information concerning such party and such party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 7.09.

(b)          Each party shall reasonably cooperate with the other and provide, and require its representatives, advisors, accountants and attorneys to provide, the other party and its representatives, advisors, accountants and attorneys, with all such information regarding such party as is required by law to be included in the Registration Statement or reasonably requested from such party to be included in the Registration Statement.

SECTION 7.10         Public Announcements. In connection with the execution and delivery of this Agreement, Pyramid and the Company shall issue a joint press release mutually agreed to by the Company and Pyramid. Pyramid, in its discretion, shall be entitled to convene an investor conference call in conjunction with the issuance of such press release. Except for the press release and such conference call, no party shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement, the Merger or the other transactions contemplated hereby without the prior written Consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by law, including applicable SEC requirements, applicable fiduciary duties or by any applicable listing agreement with the NYSE MKT (in which case such party shall not issue or cause the publication of such press release or other public statement without prior consultation with the other party).

SECTION 7.11         Expenses and Fees. Each of the parties shall bear and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

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SECTION 7.12         Agreement to Cooperate.

(a)          Subject to the terms and conditions of this Agreement, including Section 7.03 and this Section 7.12, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Pyramid and the Company and their respective subsidiaries and to effect all necessary registrations, filings and submissions. In addition, subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective Boards of Directors of the Company and Pyramid, none of the parties hereto shall knowingly take or cause to be taken any action that would reasonably be expected to materially delay or prevent consummation of the Merger.

(b)          In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a governmental authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company, Pyramid and Merger Subsidiary shall cooperate in all respects with the other parties and shall use their reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, if so precluded in the exercise of their directors’ fiduciary duties, none of Pyramid, Merger Subsidiary or any of their affiliates shall be required to defend, contest or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any order, in connection with the transactions contemplated by this Agreement.

SECTION 7.13         Exemption From Liability Under Section 16(b). Pyramid and the Company shall cause their respective Boards of Directors and the Board of Directors of the Surviving Corporation to adopt prior to the Merger Effective Time such resolutions as may be required to, and shall otherwise use reasonable efforts to, exempt the transactions contemplated by this Agreement from the provisions of Section 16(b) of the Exchange Act to the maximum extent permitted by law. The Company shall use reasonable efforts to provide the information to Pyramid required in connection with the adoption of such resolutions to exempt the transactions contemplated by this Agreement from the provisions of Section 16(b) of the Exchange Act to the maximum extent permitted by law.

SECTION 7.14         Certain Tax Matters.

(a)          Pyramid and the Company shall each use their reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and before or after the Merger Effective Time, none of Pyramid, Merger Subsidiary or the Company shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

(b)          Pyramid and the Company shall comply with the record keeping and information reporting requirements set forth in U.S. Treasury Regulation Section 1.368-3. This Agreement is intended to constitute a “plan of reorganization” within the meaning of U.S. Treasury Regulation Section 1.368-2(g).

(c)          The Company and Pyramid shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Merger Effective Time. Each of Pyramid and the Company shall pay, without deduction from any amount payable to holders of Company Common Stock and without reimbursement from the other party, any such Taxes or fees imposed on it by any governmental authority, which becomes payable in connection with the Merger.

(d)          Following the Merger, Pyramid and the Company will not take any action and will not fail to take any action that would prevent the merger from satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in U.S. Treasury Regulation 1.368-1(d).

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SECTION 7.15         Company Financial Statements. As soon as practicable but prior to May 31, 2014, the Company shall deliver to Pyramid true and complete copies of the Company’s audited balance sheet as of December 31, 2013, and the related audited statements of operations and statements of cash flows of the Company for the periods covered therein, together with all related notes and schedules thereto, accompanied by the report thereon of the Company’s independent auditors (collectively, the “Company 2013 Audited Financial Statements”).  The Company shall ensure that its financial statements comply in all material respects with the applicable rules and regulations of the SEC in connection with the preparation and filing of the Registration Statement.

SECTION 7.16         Directors’ and Officers’ Indemnification and Insurance.

(a)          Pyramid and Merger Subsidiary agree that all rights to indemnification, advancement of expenses and exculpation by the Company and Pyramid now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Merger Effective Time an officer or director of (i) the Company and its subsidiaries (each, a "Company Indemnified Party"), as provided in the Company’s certificate of incorporation, bylaws or the DGCL, in each case as in effect on the date of this Agreement, or pursuant to any other contracts in effect on the date hereof and disclosed in Section 6.10 of the Company Disclosure Schedule, shall be assumed by the Surviving Corporation in the Merger at the Merger Effective Time, (ii) Pyramid and its subsidiaries (each, a "Pyramid Indemnified Party" and collectively with the Company Indemnified Party, the “Indemnified Parties”), as provided in Pyramid’s Restated Articles of Incorporation, Amended and Restated Bylaws, or the CCC, in each case as in effect on the date of this Agreement, or pursuant to any other contracts in effect on the date hereof and disclosed in Section 5.07 of the Pyramid Disclosure Schedule, shall be assumed by Pyramid without further action, and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)          For six years after the Merger Effective Time, to the fullest extent permitted under applicable law, Pyramid and the Surviving Corporation shall indemnify, defend and hold harmless each Company Indemnified Party and each Pyramid Indemnified Party, as applicable, against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Merger Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Company Indemnified Party and each Pyramid Indemnified Party for any legal or other expenses reasonably incurred by such Company Indemnified Party or Pyramid Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s or Pyramid’s receipt of an undertaking by such Company Indemnified Party or Pyramid Indemnified Party, as the case may be, to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Company Indemnified Party or Pyramid Indemnified Party is not entitled to be indemnified under applicable law; provided, however, that the Surviving Corporation and Pyramid will not be liable for any settlement effected without the Surviving Corporation’s prior written consent, in the case of a Company Indemnified Party, or Pyramid’s prior written consent, in the case of a Pyramid Indemnified Party (which consent shall not be unreasonably withheld or delayed).

(c)          Pyramid shall, as to Pyramid, and the Surviving Corporation shall, as to the Surviving Corporation, (i) maintain in effect for a period of six (6) years after the Merger Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by Pyramid and the Company, as applicable, immediately prior to the Merger Effective Time (provided that Pyramid and the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of Pyramid and the Company and its subsidiaries when compared to the insurance maintained by Pyramid and the Company, as applicable, as of the date hereof), or (ii) obtain as of the Merger Effective Time “tail” insurance policies with a claims period of six (6) years from the Merger Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of Pyramid and the Company and its subsidiaries, as applicable, in each case with respect to claims arising out of or relating to events which occurred before or at the Merger Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will Pyramid or the Surviving Corporation be required to expend a premium for such coverage in excess of $100,000.00 (the “Maximum Premium”). If such insurance coverage cannot be obtained at a premium equal to or less than the Maximum Premium, Pyramid and the Surviving Corporation will obtain, and Pyramid will cause the Surviving Corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for a premium equal to the Maximum Premium.

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(d)          The obligations of Pyramid and the Surviving Corporation under this Section 7.16 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Company Indemnified Party or Pyramid Indemnified Party to whom this Section 7.16 applies without the consent of such affected Company Indemnified Party or Pyramid Indemnified Party, as applicable (it being expressly agreed that the Indemnified Parties to whom this Section 7.16 applies shall be third party beneficiaries of this Section 7.16, each of whom may enforce the provisions of this Section 7.16).

(e)          In the event Pyramid, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Pyramid or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 7.16. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Company Indemnified Party and any Pyramid Indemnified Party is entitled, whether pursuant to law, contract or otherwise.  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Pyramid, the Company or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.16 is not prior to, or in substitution for, any such claims under any such policies.

ARTICLE VIII

INTENTIONALLY LEFT BLANK

ARTICLE IX

CONDITIONS TO THE MERGER

SECTION 9.01         Conditions to the Obligations of Each Party. The obligations of the parties to consummate the Merger are subject to the fulfillment at or prior to the Merger Effective Time of the following conditions:

(a)          this Agreement and the Merger shall have been adopted and approved by the requisite vote of the stockholders of the Company in accordance with the DGCL;

(b)          the principal terms of the Merger and the issuance of shares of Pyramid Common Stock in the Merger shall have been adopted and approved by the requisite vote of the shareholders of Pyramid in accordance with the CCC;

(c)          none of the parties hereto shall be subject to any law, order, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority of competent jurisdiction that prohibits the consummation of the Merger or makes the consummation of the Merger illegal;

(d)          the Registration Statement shall be declared effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;

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(e)          the issuance of the shares of Pyramid Common Stock to be issued as the Merger Consideration shall be exempt from registration, or shall have been appropriately registered or qualified, under applicable state securities laws;

(f)          the shares of Pyramid Common Stock to be issued as the Merger Consideration shall have been approved for listing on the NYSE MKT, effective upon notice of issuance;

(g)          no Governmental Entity (as defined below having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any laws, or any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (any of the foregoing, an “Order”), whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement. For purposes of this Agreement, the term “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority; and

(h)          the Board of Directors of Pyramid shall have received an opinion from Roth to the effect that, as of the date of the February 6, 2014 Agreement and based upon and subject to the qualifications and assumptions set forth therein, the terms of the Merger are fair, from a financial point of view, to Pyramid and its shareholders.

SECTION 9.02         Conditions to Obligation of the Company to Effect the Merger. Unless waived by the Company, the obligation of the Company to consummate the Merger shall be subject to the fulfillment at or prior to the Merger Effective Time of the following additional conditions:

(a)          (i) the representations and warranties of the Pyramid Entities set forth in Sections 6.02 (Capitalization), and 5.03(a) – (c) (Authority; Non-Contravention) shall be true and correct in all respects as of the date hereof and as of the Merger Effective Time as if made on and as of the Merger Effective Time (or, if given as of a specific date, at and as of such date) and (ii) the other representations and warranties of the Pyramid Entities contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Pyramid Material Adverse Effect, shall be true and correct in all respects as of the date hereof and as of the Merger Effective Time as if made on and as of the Merger Effective Time (or, if given as of a specific date, at and as of such date), except in the case of this clause (ii) (x) for changes expressly permitted by this Agreement or (y) where the failure to be true and correct would not reasonably be expected to have a Pyramid Material Adverse Effect. The Company shall have received a certificate of the chief executive officer or the chief financial officer of Pyramid to that effect;

(b)          each Pyramid Entity shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Merger Effective Time, including terminating its 5304-Simple Plan if requested by the Company, and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Pyramid to that effect;

(c)          at Closing, all of the directors and officers of Pyramid shall have resigned in writing from their positions as directors and officers of Pyramid effective upon the election of the persons designated in Exhibit E attached hereto (the “New Pyramid Board”), and the appointment of the persons designated in Exhibit E attached hereto, each to hold office in accordance with the articles of incorporation and the bylaws of Pyramid until their respective successors are duly elected or appointed and qualified; provided that the New Pyramid Board shall have a sufficient number of “independent directors” to satisfy applicable SEC and NYSE MKT rules. The directors of Pyramid shall take such action as may be necessary or desirable regarding such election and appointment of the foregoing individuals;

(d)          the environmental report prepared for the Company with respect to any material property of Pyramid shall be reasonably acceptable to the Company and the Company’s land due diligence of Pyramid properties shall be reasonably acceptable to the Company, provided that such report and such due diligence, respectively, shall be deemed to be acceptable to the Company if the Company does not notify Pyramid in writing to the contrary on or before February 20, 2014;

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(e)          the Board of Directors of the Company shall have a good faith belief that the date on which the S-4 is filed and on the Closing Date, that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and Pyramid will each be a “party to the reorganization” within the meaning of Section 368 of the Code; and

(f)          the Company shall have been furnished with evidence satisfactory to it that Pyramid has obtained the consents, approvals and waivers set forth in Section 9.02(f) of the Pyramid Disclosure Schedule.

SECTION 9.03         Conditions to Obligations of Pyramid and Merger Subsidiary to Effect the Merger. Unless waived by Pyramid and Merger Subsidiary, the obligations of Pyramid and Merger Subsidiary to consummate the Merger shall be subject to the fulfillment at or prior to the Merger Effective Time of the following additional conditions:

(a)          (i) the representations and warranties of the Company set forth in Sections 6.02 (Capitalization), and 6.03(a) – (c) (Authority; Non-Contravention) shall be true and correct in all respects as of the date hereof and as of the Merger Effective Time as if made on and as of the Merger Effective Time (or, if given as of a specific date, at and as of such date) and (ii) the other representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct in all respects as of the date hereof and as of the Merger Effective Time as if made on and as of the Merger Effective Time (or, if given as of a specific date, at and as of such date), except in the case of this clause (ii) (x) for changes expressly permitted by this Agreement or (y) where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect. Pyramid shall have received a certificate of the chief executive officer or the chief financial officer of the Company to that effect;

(b)          the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Merger Effective Time, and Pyramid shall have received a certificate of the chief executive officer or the chief financial officer of the Company to that effect;

(c)          Dissenting Shares, if any, shall constitute less than 1% of the issued and outstanding shares of Company Common Stock, less than 5% of the issued and outstanding shares of Series A Preferred Stock, and less than 5% of the issued and outstanding shares of Series B Preferred Stock;

(d)          each of the Company’s agreements set forth in Section 9.03(d) of the Company Disclosure Schedule shall have been terminated, effective prior to or as of the day immediately preceding the Closing Date, and Pyramid shall have received from the Company evidence of such terminations in form and substance reasonably satisfactory to Pyramid;

(e)          Pyramid shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Section 9.03(e) of the Company Disclosure Schedule;

(f)          except as otherwise contemplated herein, all Vested Company Restricted Shares and any other rights to purchase any shares of Company capital stock shall have been converted into or exercised for Company Common Stock or shall have been cancelled; and

(g)          the environmental report delivered to Pyramid on or before the date hereof shall be reasonably acceptable to Pyramid, provided that such report shall be deemed to be acceptable to Pyramid if Pyramid does not notify the Company in writing to the contrary on or before February 20, 2014.

ARTICLE X

TERMINATION

SECTION 10.01         Termination. This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time (whether before or after the Pyramid Shareholder Approval or any approval of this Agreement by the stockholders of the Company):

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(a)          by mutual written consent of the Company and Pyramid duly authorized by each of their respective Boards of Directors; or

(b)          by either the Company or Pyramid, if the Merger has not been consummated by December 31, 2014 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to (i) Pyramid, if the failure of any Pyramid Entity to fulfill any of its material obligations under this Agreement caused the failure of the Closing to occur on or before such date, or (ii) the Company, if the failure of the Company to fulfill any of its material obligations under this Agreement caused the failure of the Closing to occur on or before such date, or (iii) Pyramid or the Company, if the failure of the Closing to occur on or before such date is due solely to the failure of the condition set forth in Section 9.01(d) notwithstanding the performance by Pyramid of any obligations under Section 7.09; or

(c)          by either the Company or Pyramid, if (x) there has been a breach by the other of any representation or warranty contained in this Agreement which would reasonably be expected to have a Company Material Adverse Effect or a Pyramid Material Adverse Effect, as the case may be, and which breach is not curable or, if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure in all material respects such breach after written notice of such breach by the terminating party or such breach has not been cured within ten business days after written notice of such breach by the terminating party, or (y) there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which would reasonably be expected to have a Pyramid Material Adverse Effect or a Company Material Adverse Effect, as the case may be, and which breach is not curable or, if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure such breach after written notice of such breach by the terminating party or such breach has not been cured within twenty business days after written notice of such breach by the terminating party; or

(d)          by either the Company or Pyramid after ten days following the entry of any final and non-appealable judgment, injunction, order or decree by a court or governmental agency or authority of competent jurisdiction restraining or prohibiting the consummation of the Merger; or

(e)          by the Company if, notwithstanding the existence of the Company Voting Agreement, prior to receipt of the Company Stockholders’ Approval, the Company receives a Superior Offer, resolves to accept such Superior Offer, complies with its Company Termination Fee payment obligations under Section 10.02 hereof and gives Pyramid at least four business days’ prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 10.02 shall have been received by Pyramid; or

(f)          by the Company, if the Board of Directors of Pyramid shall have failed to recommend, or shall have withdrawn, modified or amended in a manner adverse to the Company in any material respect the Pyramid Board Recommendation, or shall have resolved to do any of the foregoing, or shall have recommended another Acquisition Proposal or if the Board of Directors of Pyramid shall have resolved to accept a Superior Offer; or

(g)          by Pyramid if, notwithstanding the existence of the Pyramid Voting Agreement, prior to receipt of the Pyramid Shareholders’ Approval, Pyramid receives a Superior Offer, resolves to accept such Superior Offer, complies with its Pyramid Termination Fee payment obligations under Section 10.02 hereof and gives the Company at least four business days’ prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 10.02 shall have been received by the Company; or

(h)          by Pyramid, if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, modified or amended in a manner adverse to Pyramid in any material respect the Company Board Recommendation, or shall have resolved to do any of the foregoing, or shall have recommended another Acquisition Proposal or if the Board of Directors of the Company shall have resolved to accept a Superior Offer; or

(i)          (i) by Pyramid, if the stockholders of the Company fail to approve the Merger in accordance with Section 7.07, or (ii) by the Company, if the shareholders of Pyramid fail to approve the Pyramid Shareholder Approval Matters at the Pyramid Shareholders’ Meeting (including any adjournment or postponement thereof); or

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(j)          by Pyramid, if the Company 2013 Audited Financial Statements are not delivered to Pyramid by May 31, 2014.

SECTION 10.02         Termination Fee.

(a)          Payment of Termination Fees by the Company. The Company shall pay to Pyramid a termination fee in an amount in cash equal to $1,000,000 (the “Company Termination Fee”) in the event that (i) the Company terminates this Agreement pursuant to Section 10.01(e); (ii) Pyramid terminates this Agreement pursuant to Sections 10.01(c) (as a result of a breach by the Company) or 10.01(h); or (iii) Pyramid terminates this Agreement pursuant to Section 10.01(i), provided, in the case of this clause (iii), that (A) after the date hereof and prior to the date the Company solicits the approval of the Company’s stockholders at a meeting or by written consent in accordance with Section 7.07, an Acquisition Proposal has been publicly announced and not withdrawn or abandoned at the time of termination, and (B) within one year after such termination, the Company enters into a definitive agreement with respect to or consummates such Acquisition Proposal. Payment of the Company Termination Fee under this Section 10.02 shall be paid to Pyramid within five business days following the date of termination of this Agreement; provided, however, that in the event of payment pursuant to clause (iii) above, on the date of the execution and delivery by the Company of the definitive agreement regarding such Acquisition Proposal.

(b)          Payment of Termination Fees by Pyramid. Pyramid shall pay to the Company a termination fee in an amount in cash equal to $1,000,000 (the “Pyramid Termination Fee”) in the event that (i) Pyramid terminates this Agreement pursuant to Section 10.01(g); (ii) the Company terminates this Agreement pursuant to Sections 10.01(c) (as a result of a breach by Pyramid) or 10.01(f); or (iii) the Company terminates this Agreement pursuant to Section 10.01(i), provided, in the case of this clause (iii), that (A) after the date hereof and prior to the Pyramid Shareholders’ Meeting, an Acquisition Proposal has been publicly announced and not withdrawn or abandoned at the time of termination, and (B) within one year after such termination, Pyramid enters into a definitive agreement with respect to or consummates such Acquisition Proposal. Payment of the Pyramid Termination Fee under this Section 10.02 shall be paid to the Company within five business days following the date of termination of this Agreement; provided, however, that in the event of payment pursuant to clause (iii) above, on the date of the execution and delivery by Pyramid of the definitive agreement regarding such Acquisition Proposal.

SECTION 10.03         Effect of Termination. In the event of termination of this Agreement by either Pyramid or the Company pursuant to the provisions of Section 10.01, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and there shall be no liability or further obligation on the part of the Company, Pyramid, Merger Subsidiary or their respective officers or directors (except as set forth in the first sentence of Section 5.08, Section 10.02 and this Section 10.03, all of which shall survive the termination). Nothing in this Section 10.03 shall relieve any party from liability for fraud or any willful breach of this Agreement.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01         Non-Survival of Representations and Warranties. Absent actual fraud, and any intentional, willful and material breach of any representation or warranty contained in this Agreement by the Company or any Pyramid Entity, as applicable, none of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Merger Effective Time. This Section 11.01 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Merger Effective Time. The Confidentiality Agreements will survive termination of this Agreement in accordance with their respective terms.

SECTION 11.02         Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent via facsimile or e-mail (with confirmation of transmission) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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If to the Company:

Yuma Energy, Inc.

1177 West Loop South, Suite 1825

Houston, TX 77027

Attention:         Sam L. Banks

Facsimile:        (713) 968-7016

with a copy to (which shall not constitute notice hereunder):

Jones & Keller, P.C.

1999 Broadway, Suite 3150

Denver, CO 80202

Attention:         Reid A. Godbolt

Facsimile:        (303) 573-8133

If to Pyramid or Merger Subsidiary:

Pyramid Oil Company

2008 21st Street

Bakersfield, CA 93301

Attention:         Michael D. Herman

with a copy to (which shall not constitute notice hereunder):

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, CA 90067

Attention:        William D. Gould

Facsimile:       (310) 201-4746

SECTION 11.03         Interpretation.

(a)          The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) ”knowledge” shall mean actual knowledge as of the date hereof of the executive officers of the Company or Pyramid, as the case may be, after reasonable inquiry of any person directly reporting to any such executive officer, (iii) “including” shall mean “including, without limitation,” and “includes” shall mean “includes, without limitation,” and (iv) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. For purposes of determining whether any fact or circumstance involves a material adverse effect on the ongoing operations of a party, any special transaction charges incurred by such party as a result of the consummation of transactions contemplated by this Agreement shall not be considered.

(b)          The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

SECTION 11.04         Assignments and Successors. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties. Any attempted assignment of this Agreement or of any such rights or delegation of obligations without such consent shall be void and of no effect This Agreement will be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns.

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SECTION 11.05         Governing Law. THIS AGREEMENT, AND ANY DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PARTIES’ RELATIONSHIP TO EACH OTHER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

SECTION 11.06         Waiver of Jury Trial. Each of the parties irrevocably waives any and all rights to trial by jury in any action or proceeding between the parties arising out of or relating to this Agreement and the transactions contemplated hereby.

SECTION 11.07         Exclusive Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.07, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 11.02 of this Agreement.

SECTION 11.08         No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that after the Merger Effective Time, the Company Indemnified Parties and the Pyramid Indemnified Parties shall be third-party beneficiaries of, and entitled to enforce, Sections 7.16 and 7.17, as applicable, and provided further, that no consent of the Company Indemnified Parties and the Pyramid Indemnified Parties shall be required to amend any provision of the Agreement prior to the Merger Effective Time.

SECTION 11.09         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SECTION 11.10         Amendments; No Waivers.

(a)          Any provision of this Agreement may be amended or waived prior to the Merger Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Pyramid and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that any waiver or amendment shall be effective against a party only if the Board of Directors of such party approves such waiver or amendment.

(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 11.11         Entire Agreement. This Agreement, including the schedules, exhibits and amendments hereto, and the Confidentiality Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, specifically including the February 6, 2014 Agreement, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for the provisions of Article III, which is intended for the benefit of the stockholders of the Company.

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SECTION 11.12         Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

SECTION 11.13         Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with their specific terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other rights or remedies at law or in equity.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

YUMA ENERGY, INC.

/s/ Sam L. Banks
Name: Sam L. Banks
Title: Chairman and Chief Executive Officer

PYRAMID OIL COMPANY

/s/ Michael D. Herman
Name: Michael D. Herman
Title: Chairman, Interim President and Chief Executive Officer

PYRAMID MERGER SUBSIDIARY, INC.

/s/ Michael D. Herman
Name: Michael D. Herman
Title: Chairman, Interim President and Chief Executive Officer

PYRAMID DELAWARE MERGER SUBSIDIARY, INC.*

/s/ Michael D. Herman
Name: Michael D. Herman
Title: Chairman, Interim President and Chief Executive Officer

* Joined for the purpose of approving this Amendment to the February 6, 2014 Agreement, waiving all rights thereunder and releasing all parties therefrom.

Signature Page to the Amended and Restated Agreement and Plan of Merger and Reorganization

EXHIBIT A

FORM OF COMPANY VOTING AGREEMENT

(See Exhibit 10.1A)

EXHIBIT B

FORM OF PYRAMID VOTING AGREEMENT

(See Exhibit 10.2A)

EXHIBIT C

FORM OF CERTIFICATE OF MERGER

CERTIFICATE OF MERGER

of

PYRAMID MERGER SUBSIDIARY, INC.

(a Delaware corporation)

with and into

YUMA ENERGY, INC.

(a Delaware corporation)

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation executed the following Certificate of Merger:

FIRST: The name, jurisdiction of incorporation and type of entity of each of the constituent corporations which is to merge are as follows:

Name	Jurisdiction of Incorporation	Entity Type
Pyramid Merger Subsidiary, Inc.	Delaware	Corporation
Yuma Energy, Inc.	Delaware	Corporation

SECOND: The Amended and Restated Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 251(c) of the DGCL.

THIRD: The name of the surviving Delaware corporation is Yuma Energy, Inc. (the “Surviving Corporation”).

FOURTH: The Second Amended and Restated Certificate of Incorporation, as amended, of Yuma Energy, Inc., as in effect immediately prior to the effective time of the merger, shall be the Certificate of Incorporation of the Surviving Corporation, except that the Article numbered “FIRST” of the Second Amended and Restated Certificate of Incorporation, as amended, of Yuma Energy, Inc., shall be amended and restated in its entirety to read as follows:

“The name of this corporation is The Yuma Companies, Inc.”

FIFTH: This Certificate of Merger, and the merger referenced herein, shall become effective upon the filing of this Certificate of Merger in the office of the Secretary of State of the State of Delaware.

SIXTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, which is located at 1177 West Loop South, Suite 1825, Houston, Texas 77027.

SEVENTH: Upon request, a copy of the Merger Agreement will be furnished by the Surviving Corporation, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said Surviving Corporation has caused this this Certificate of Merger to be signed by an authorized officer, this ________ day of ____________________, 2014.

YUMA ENERGY, INC.

By: __________________________________

Name: ________________________________

Title: _________________________________

EXHIBIT D

FORM OF RESTATED ARTICLES OF INCORPORATION OF PYRAMID

EXHIBIT E

OFFICERS AND DIRECTORS

Directors of Pyramid:

Sam L. Banks, Chairman

Richard K. Stoneburner

James W. Christmas

Frank A. Lodzinski

Richard W. Volk

Ben T. Morris

Officers of Pyramid:

Sam L. Banks, Chief Executive Officer

Michael F. Conlon, President and Chief Operating Officer

Kirk F. Sprunger, Chief Financial Officer, Treasurer and Secretary